FIRST UNION CORPORATION
                                AND SUBSIDIARIES


                       Management's Analysis of Operations














                     Supplemental Quarterly Financial Report
                        Three Months Ended March 31, 1998















                Restated to reflect the pooling of interests accounting acquisition of CoreStates Financial Corp on April 28, 1998






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FIRST UNION CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL QUARTERLY FINANCIAL REPORT
THREE MONTHS ENDED MARCH 31, 1998
TABLE OF CONTENTS
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Financial Highlights                                                                      1

Management's Analysis of Operations                                                       2

Consolidated Summaries of Income, Per Share and Balance Sheet Data                      T-1

Business Segments                                                                       T-2

Internal Capital Growth and Dividend Payout Ratios                                      T-6

Selected Quarterly Data                                                                 T-7

Securities Available for Sale                                                           T-8

Investment Securities                                                                   T-9

Loans                                                                                   T-10

Allowance for Loan Losses and Nonperforming Assets                                     T-11

Intangible Assets                                                                      T-12

Foreclosed Properties                                                                  T-13

Deposits                                                                               T-14

Time Deposits in Amounts of $100,000 or More                                           T-15

Long-Term Debt                                                                         T-16

Changes in Stockholders' Equity                                                        T-17

Capital Ratios                                                                         T-18

Off-Balance Sheet Derivative Financial Instruments                                     T-19

Off-Balance Sheet Derivatives - Expected Maturities                                    T-23

Off-Balance Sheet Derivatives Activity                                                 T-23

Net Interest Income Summaries                                                          T-24

Consolidated Balance Sheets                                                            T-26

Consolidated Statements of Income                                                      T-27

Consolidated Statements of Cash Flows                                                  T-28
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FINANCIAL HIGHLIGHTS
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                                                                                             Three Months Ended
                                                                                                  March 31,
                                                                                        --------------------------
(Dollars in millions, except per share data)                                                 1998             1997
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FINANCIAL HIGHLIGHTS
Net income after merger-related and restructuring
  charges                                                                                $    790              703
After tax merger-related and restructuring charges                                             19               --
------------------------------------------------------------------------------------------------------------------
Net income before merger-related and restructuring
  charges                                                                                $    809              703
==================================================================================================================
PER SHARE DATA (a)
Basic earnings
  Net income after merger-related and restructuring
    charges                                                                              $   0.82             0.72
  Net income before merger-related and restructuring
    charges                                                                                  0.84             0.72
Diluted earnings
  Net income after merger-related and restructuring
    charges                                                                                  0.81             0.72
  Net income before merger-related and restructuring
    charges                                                                                  0.83             0.72
Cash dividends                                                                               0.37             0.29
Book value                                                                                  16.31            14.41
Period-end price                                                                         $56.8125            40.50
Average shares (In thousands)
  Basic                                                                                   965,120          969,669
  Diluted                                                                                 977,155          981,174
Actual shares (In thousands)                                                              972,775          964,186
Dividend payout ratios (based on operating earnings)                                        42.26%           39.62
==================================================================================================================
PERFORMANCE HIGHLIGHTS
Before merger-related and restructuring charges
    Return on average assets (a) (b)                                                         1.56%            1.50
    Return on average stockholders' equity (a) (c)                                          21.22            19.91
    Overhead efficiency ratio (excludes expenses on trust capital securities) (d)              57               56
Net charge-offs to
  Average loans, net (a)                                                                     0.39             0.62
  Average loans, net, excluding Bankcard (a)                                                 0.24             0.27
Nonperforming assets to loans, net and foreclosed properties                                 0.75             0.79
Net interest margin (a)                                                                      4.18%            4.71
==================================================================================================================
CASH EARNINGS (EXCLUDING OTHER INTANGIBLE AMORTIZATION)
Before merger-related and restructuring charges
    Net income                                                                           $    865              760
    Earnings per share - basic                                                           $   0.90             0.78
    Return on average tangible assets (a)                                                    1.69%            1.65
    Return on average tangible stockholders' equity (a) (c)                                 28.03            27.74
    Overhead efficiency ratio (excludes expenses on trust capital securities) (d)              54%              53
==================================================================================================================
PERIOD-END BALANCE SHEET DATA
Securities available for sale                                                            $ 34,388           19,059
Investment securities                                                                       3,172            4,024
Loans, net of unearned income                                                             133,092          134,839
Earning assets                                                                            191,962          171,442
Total assets                                                                              220,066          193,507
Noninterest-bearing deposits                                                               30,530           28,935
Interest-bearing deposits                                                                 107,604          104,434
Long-term debt                                                                             12,010           10,767
Guaranteed preferred beneficial interests                                                   1,741            1,734
Stockholders' equity                                                                     $ 15,806           13,843
==================================================================================================================
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(a)  Quarterly amounts annualized.

(b)  Based on net income.

(c) Based on net income and average stockholders' equity excluding average net unrealized gains or losses on debt and equity securities.

(d) The overhead efficiency ratio is equal to noninterest expense divided by net operating revenue. Net operating revenue is equal to the sum of tax-equivalent net interest income and noninterest income, including investment securities transactions.



MANAGEMENT'S ANALYSIS OF OPERATIONS

     The following discussion and other portions of this Supplemental Quarterly Financial Report contain various forward-looking statements. Please refer to our 1998 First Quarter Report on Form 10-Q for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.

     The following review is a discussion of the performance and financial condition of First Union Corporation and CoreStates Financial Corp on a combined basis. All CoreStates historical financial data have been restated for the pooling of interests acquisition of CoreStates, which was consummated on April 28, 1998.

EARNINGS HIGHLIGHTS

     First Union's operating earnings in the first quarter of 1998 increased 15 percent to $809 million from $703 million in the first quarter of 1997. Diluted operating earnings per share were 83 cents in the first quarter of 1998, up 15 percent from 72 cents per share in the first quarter of 1997. First quarter 1998 operating earnings represent a return on average common equity of 21.22 percent and a return on average assets of 1.56 percent compared with 19.88 percent and
1.50 percent, respectively, in the year ago period. Operating earnings represent earnings before merger-related and restructuring charges. Merger-related and restructuring charges of $19 million after tax were associated with the January 31, 1998, acquisition of Wheat First Butcher Singer, Inc. After these charges, earnings were $790 million, or 81 cents per diluted share.

     First Union's historical financial statements were not restated for the Wheat First pooling of interests acquisition, which was deemed to be immaterial.

     Growth in first quarter 1998 operating earnings was led by a 32 percent increase in noninterest income (excluding investment securities transactions) compared to the first quarter of 1997, including, on an unrestated basis, a 68 percent increase in Capital Management fee income and a 59 percent increase in Capital Markets fee income. The combined Wheat First Union fee income contribution to these segments was $142 million.

     Noninterest expense, excluding merger-related and restructuring charges, increased 11 percent from the first quarter of 1997, including $115 million of Wheat First operating expenses. Merger-related and restructuring charges related to Wheat First Union amounted to $29 million in the first quarter of 1998. On a core operating basis, expenses were essentially flat with the fourth quarter of 1997.

     In addition nonperforming assets declined to $1.0 billion, or 0.75 percent of net loans and foreclosed properties, from $1.1 billion, or 0.79 percent, in the first quarter of 1997. Annualized net charge-offs as a percentage of average net loans improved to 0.39 percent in the first quarter of 1998 compared with
0.62 percent in the first quarter of 1997.

Outlook

     We believe 1998 will be a very active year as we work to turn new markets and business strategies into strong revenue stories.

     As a result of our investments for the future:



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     o We continue to see strong growth in fee income from our Capital
Management and Capital Markets business segments, with Wheat First Union contributing significantly to business opportunities;

     o We are very encouraged by initial results as we introduce our redesigned retail delivery strategy, which we call the "Future Bank," throughout the First Union marketplace this year;

     o The pending acquisition of The Money Store Inc., a consumer finance company, and the April 30, 1998, acquisition of Bowles Hollowell Conner & Co., an investment banking firm, will broaden our geographic reach and product capability; and

     o We completed the systems integration of Signet Banking Corporation less than four months after we acquired this Virginia-based banking company. We are working very hard to integrate CoreStates' systems, to provide training and to introduce new products into this franchise, which we acquired April 28, 1998. Our goal is to refocus our new employees on customer sales and service, rather than on consolidation issues, as rapidly as possible.

     First Union continues to diversify its business mix in order to meet client demands and to decrease the corporation's reliance on interest income, which can be affected by volatility in economic conditions and movements in interest rates. First Union's goal is to increase noninterest income in proportion to total revenue to 40 to 45 percent by the year 2000. The percentage of noninterest income to total revenue was 42 percent in the first quarter of 1998 compared with 34 percent in the first quarter of 1997. We continue to invest in high-growth business lines such as the investment banking, brokerage services and asset management businesses in our Capital Markets and Capital Management Groups. These nontraditional businesses contribute a greater percentage of fee income to our earnings stream and complement our loan and deposit activities. We also are applying nontraditional approaches to our more mature lines of business, primarily by streamlining processes, by adding electronic and remote banking alternatives and by implementing our Future Bank retail delivery model. The goals are to improve customer service, to increase sales and to generate efficiencies. We expect strong sales momentum in light of demographic trends, a robust economy and our market expansion.

     Our primary management attention is focused on leveraging our existing business base as we invest in new technology and fee income-generating lines of business. The significant investments we have made in acquisitions, in technology and in expanded products and services have positioned us to better serve our 16 million customers in a diverse geographic marketplace and to reduce the impact of adverse changes in the business cycle.

Merger and Consolidation Activity

     The acquisition of CoreStates, of Philadelphia, Pennsylvania, was completed on April 28, 1998. We believe this acquisition will create new opportunities to leverage our growing Capital Management and Capital Markets businesses in states that generate 36 percent of the nation's gross state product and in attractive consumer markets where the per capita income is 12 percent above the national average.

     Approximately 331 million shares of First Union common stock have been issued in this pooling of interests accounting transaction. At March 31, 1998, CoreStates had assets of $48 billion, net loans of $35 billion, deposits of $35 billion, stockholders' equity of $3 billion and net income of $203 million for the quarter ended March 31, 1998.



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     In 1998, First Union currently estimates after-tax, merger-related and restructuring expenses of $795 million related to the CoreStates merger. More information is available in our Current Reports on Form 8-K, dated November 18, 1997, November 28, 1997, and December 2, 1997, in our registration statement on Form S-4 (No. 333-44015), filed with the Securities and Exchange Commission on January 9, 1998, and in our 1997 Supplemental Annual Report on Form 8-K.

     In addition, in the first quarter of 1998, we announced two purchase accounting acquisitions: The Money Store, which we expect to complete in the second or third quarter of 1998, subject to approval by The Money Store's shareholders and applicable regulators and other conditions of closing, and Bowles Hollowell Conner & Co., which we completed on April 30, 1998. The Money Store transaction provides that First Union pay $34 per share in First Union common stock for each share of The Money Store's common stock, with a total indicated purchase price of approximately $2.1 billion. In connection with The Money Store acquisition, we have repurchased in the open market 37 million of the outstanding shares of First Union common stock at a cost of $2 billion, which equals the number of such shares currently expected to be issued in the merger. In The Money Store acquisition, we estimate we will take a merger-related and restructuring expense of approximately $20 million. In connection with the Bowles Hollowell transaction, we issued approximately 1.2 million shares of First Union common stock. Bowles Hollowell had assets of $18 million at January 31, 1998.

     In addition, the acquisition of Covenant Bancorp, Inc., a bank holding company based in Haddonfield, New Jersey, was consummated on January 15, 1998. Covenant had assets of $415 million, net loans of $254 million, deposits of $294 million and stockholders' equity of $31 million at December 31, 1997. First Union issued 1.6 million shares in this purchase accounting transaction, substantially all of which we repurchased in 1997 in the open market at a cost of $79 million.

     The acquisition of Wheat First, based in Richmond, Virginia, was consummated on January 31, 1998. We expect this partnership will enhance the equity securities business of First Union's Capital Markets Group, as well as create one of the nation's largest brokerage networks. The merger was accounted for as a pooling of interests. However, financial information related to Wheat First is not considered material to the historical results of First Union, and such historical results will not be restated as a result of this acquisition. First Union issued 10.3 million shares of its common stock in the Wheat First acquisition. Wheat First had assets of $1 billion and stockholders' equity of $171 million at December 31, 1997.

     We continue to evaluate acquisition opportunities that will provide access to customers and markets that we believe complement our long-term goals. Acquisition opportunities are evaluated as a part of our ongoing capital allocation decision-making process. Decisions to pursue acquisitions will be measured in conjunction with financial performance guidelines adopted in 1997 and other financial and strategic objectives. Acquisition discussions and in some cases negotiations may take place from time to time, and future acquisitions involving cash, debt or equity securities may be expected.

     The Accounting and Regulatory Matters section provides more information about legislative, accounting and regulatory matters that have recently been adopted or proposed.



                                       4
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BUSINESS SEGMENTS

Business Focus

     First Union's operations are divided into four primary business segments encompassing more than 40 distinct product and service units. These segments include the Consumer Bank, Capital Management, the Commercial Bank and Capital Markets. Additional information can be found in Table 2. Information related to CoreStates is separately discussed below and in Table 2.

     We have developed an internal performance reporting model to measure the results of these four business segments and the Treasury/Nonbank segment. Because of the complexity of the corporation and the interrelationships of these business segments, we have used various estimates and allocation methodologies in the preparation of the Business Segments financial information. Restatements of various periods may occasionally occur because these estimates and methodologies could be refined over time.

     Our management structure combines this internal performance reporting with a matrix management approach, which integrates product management with our various distribution channels. Additionally First Union's management structure and internal reporting methodologies will produce business segment results that are not necessarily comparable to presentations by other bank holding companies or stand-alone entities in similar industry segments.

     Our internal performance reporting model isolates the net income contribution and measures the return on capital for each business segment by allocating equity, funding credit and expense and corporate expenses to each segment. We use a risk-based methodology to allocate equity based on the credit, market and operational risks associated with each business segment. Credit risk allocations provide sufficient equity to cover unexpected losses for each asset portfolio. Operational capital is allocated based on the level of noninterest expense for each segment. In addition capital is allocated to segments with deposit products to reflect the risk of unanticipated disintermediation. Through this process, the aggregate amount of equity allocated to all business segments may differ from the corporation's book equity. All unallocated equity is retained by the Treasury/Nonbank segment. This mismatch in book versus allocated equity may result in an unexpectedly high or low return on equity for the Treasury/Nonbank segment for extended periods of time. Our method of reporting does not allow for discrete reporting of the profitability or synergies arising from our integrated approach to product sales. For example, a commercial customer might have loans, deposits and an interest rate swap. The loan and deposit relationship would be included in the commercial segment and the interest rate swap would be reflected in the risk management unit of the Capital Markets segment.

     Exposure to market risk is managed centrally within the Treasury/Nonbank segment. In order to remove interest rate risk from each business segment, our model employs a funds transfer pricing (FTP) system. The FTP system matches the duration of the funding used by each segment to the duration of the assets and liabilities contained in each segment. Matching the duration, or the effective term until an instrument can be repriced, allocates interest income and/or expense to each segment so its resulting net interest income is insulated from interest rate risk. The majority of the interest rate risk resulting from the mismatch in durations of assets and liabilities held by the business segments resides in the Treasury/Nonbank segment. The Treasury/Nonbank segment also holds the corporation's investment portfolio and off-balance sheet portfolio, which are used to


                                       5
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enhance corporate earnings and to manage exposure to interest rate risk. Because most market risk is held in the Treasury/Nonbank segment, the profitability of this segment is expected to be more volatile than for the other business segments.

     General corporate expenses, with the exception of goodwill amortization, are allocated to each segment in a pro rata manner based on the direct and attributable indirect expenses for each segment. Residual corporate expense remaining in the Treasury/Nonbank segment reflects the costs of portfolio management activities, goodwill amortization and merger-related restructuring charges. In general this approach should not result in significant volatility to business segment returns.

Consumer Bank

     The Consumer Bank, our primary deposit-taking entity, provides an attractive source of funding for secured and unsecured consumer loans, first and second residential mortgages, installment loans, credit cards, auto loans and leases, and student loans. The Consumer Bank's traditional deposit and lending products are fully integrated with nontraditional financial offerings, making our retail banking branches major distribution points for mutual funds, insurance and small business loans. This approach is supported by state-of-the-art technology including centralized customer information centers, smart cards, electronic and Internet banking capabilities.

     The Consumer Bank segment generated $197 million in net income in the first quarter of 1998 compared with $226 million in the first quarter of 1997. Primary contributors were credit cards and deposits. The decline reflected lower securitization gains along with increases in operating expense related to the increase in mortgage volume, including an acceleration in the amortization of mortgage servicing rights. Noninterest income was $320 million compared with $330 million in the first quarter of 1997.

     Noninterest expense was $624 million compared with $588 million in the first quarter of 1997. Expense growth largely reflected training and other costs related to the implementation of our Future Bank delivery strategy, as well as expenses related to the increased mortgage volume and accelerated mortgage servicing rights amortization. Our new Future Bank retail delivery model is being implemented throughout 1998 in our full-service branch network in 12 states and Washington, D.C. The Future Bank model increases service options and access for our customers, improves sales capacity for employees and ultimately is expected to reduce costs.

     Average Consumer Bank loans in the first quarter of 1998 were $49 billion compared with $54 billion in the first quarter of 1997. While consumer loan originations were strong, the decrease in the consumer loan portfolio reflects our strategy to actively manage our balance sheet by selling or securitizing loans to maximize return on capital. As part of this strategy we securitized or sold $5 billion of consumer loans in 1997, including adjustable rate mortgages
(ARMs), home equity loans, student loans, indirect auto loans, community reinvestment loans, credit card receivables and other unsecured consumer credit. The managed credit card portfolio was $4 billion at March 31, 1998, including $2 billion of securitized credit cards. The credit card sales reflect the repositioning of the portfolio in line with our Consumer Bank's strategy of expanding relationships within our growing customer base on the East Coast.

     Loan originations in the consumer portfolio were led by mortgage loans, direct lending through the full-service bank branches, and home equity loans. First Union's mortgage origination and home equity offices across the nation also are included in the Consumer


                                       6
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Bank through our operating subsidiaries: First Union Mortgage Corporation (FUMC)
and First Union Home Equity Bank, N.A. (FUHEB). Our equity lending business, when combined with that of The Money Store, is expected to be the second largest in the nation. FUMC was the nation's 12th largest mortgage servicer, with a mortgage servicing portfolio of $61 billion at March 31, 1998. In addition, FUHEB is a major participant in both the "A" credit quality market for our portfolio, as well as in the sub-prime market for securitization or sale.

Capital Management

     The Capital Management Group unites our banking and investment offerings for retail and institutional customers, providing products and services that primarily produce fee income. At March 31, 1998, this group had $98 billion in assets under management, which encompassed $53 billion in total trust and institutional assets, including $15 billion in proprietary mutual funds. Including the proprietary mutual funds for trust customers, the First Union-advised mutual funds amounted to $60 billion at March 31, 1998. Including CoreStates, we had $63 billion in mutual fund assets under management at March 31, 1998.

     The Capital Management Group produced net income of $76 million in the first quarter of 1998 compared with $44 million in the first quarter of 1997. Capital Management businesses and products primarily generate fee income. In the first quarter of 1998, fee income for this segment was $373 million compared with $222 million in the first quarter of 1997. Growth in fee income was primarily related to retail brokerage and insurance commissions and mutual funds, with Wheat First Union contributing $117 million to fee income. Expenses in the first quarter of 1998 were $346 million compared with $216 million in the first quarter of 1997.

     Retail brokerage and insurance services are the primary distribution center for investment and insurance products. This segment does not reflect sales of credit, life or other insurance products sold in other areas of the corporation. Retail brokerage and insurance income included in noninterest income was $180 million in the first quarter of 1998 compared with $64 million in the first quarter of 1997.

     The CAP Account is an asset management product that enables our customers to manage their securities trading and banking activities in a single, consolidated account. Income related to the CAP Account is therefore reflected in several of our lines of business, including mutual funds and retail brokerage services. The CAP Account item in Table 2 reflects direct CAP Account fee income only. CAP Account assets increased to $28 billion at the end of the first quarter of 1998 compared with $26 billion at year-end 1997. We are seeing an increase in investment activity through these accounts. The investment proportion in the CAP Accounts has risen from 33 percent in the first quarter of 1997 to 43 percent in the first quarter of 1998. Trades in CAP Accounts increased 43 percent compared with the first quarter of 1997.

     The Private Client Banking Group provides high net worth clients with a single point of access to First Union's investments, mortgages, personal loans, trusts, financial planning, brokerage services and other services. In the first quarter of 1998, the Private Client Banking Group managed $2.1 billion of average net loans compared with $1.8 billion in the first quarter of 1997, and $1.8 billion of average deposits compared with $1.6 billion in the first quarter of 1997. The Private Client Banking Group line in Table 2 reflects only the

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

income and expense related to lending and deposit taking activities. Both capital management and capital market fee income is located within other business lines.

     We anticipate increased growth in all of the Capital Management business lines as we introduce new products and services throughout our multistate network and with the addition of new customers from our acquisitions.

Commercial Bank

     The Commercial Bank provides a comprehensive array of financial solutions primarily focused on corporate (annual sales of $50 million to $2 billion); commercial (annual sales of $10 million to $50 million); and small-business (annual sales up to $10 million) customers. Products and services go beyond traditional commercial banking to areas such as asset-based financing, risk management products, property and casualty insurance, leasing, treasury services, international services, pension plans and 401(k)s.

     Specialized relationship teams throughout our region focus on sales and service. In addition, we have an integrated approach that leverages the capabilities of First Union's Capital Markets Group for the more complex financing solutions.

     The Commercial Bank had net income of $123 million in the first quarter of 1998 compared with $132 million in the first quarter of 1997. Net interest income was $352 million compared with $382 million in the first quarter of 1997. The decline was primarily related to a decrease in outstandings and loan spreads. Noninterest income increased 8 percent from the first quarter of 1997 to $91 million in the first quarter of 1998, led by Cash Management fee income, which increased 25 percent from the first quarter of 1997. In addition, service charge volume has increased as a result of higher sales volume and improved collection policies and procedures. Expenses in the first quarter of 1998 were $246 million compared with $248 million in the first quarter of 1997.

     Average commercial loans in the first quarter of 1998 declined 7 percent from the first quarter of 1997, primarily reflecting run-off in all commercial lending areas due to selective new loan originations and renewals. Average small business loans increased 25 percent to $1.9 billion in the first quarter of 1998 from $1.5 billion in the first quarter of 1997. Small Business Banking in Table 2 reflects only lending activities, while our Small Business Banking Division also generates insurance, investment and retirement services, and commercial deposit services for customers.

     First Union is the nation's third largest cash management bank based on revenue. Cash management products stimulate the gathering of commercial deposit balances. Deposit balances and their economic profitability are reflected in both the Commercial Bank and the Capital Markets segments. Cash Management in Table 2 reflects only the direct service charge income from cash management products.

Capital Markets

     Our Capital Markets Group provides corporate and institutional clients one-stop shopping for a full range of investment banking products and services. These products and services are fully integrated with our wholesale delivery strategy, and they are a natural extension of our Commercial Bank. We have the capability to help a company grow from its first checking account to its initial public offering. In the Capital Markets Group, the Commercial Bank and the bank and nonbank brokerage units, the strategy is the same: the focus is on providing customized solutions that are in our clients' best interests.

     Within Capital Markets, our primary focus has been to bring a full line of business products to middle-market customers. We believe this strategy provides a rewarding platform for long-term growth.

     Our relationship coverage begins in our East Coast banking markets and extends nationwide through industry-specific specialization in such areas as health care; financial institutions; real estate; media and communications; utilities; energy; forest products; and specialty finance. In addition, our International unit continues to develop strong correspondent banking relationships overseas. The primary focus of the International unit is to meet the trade finance and foreign exchange needs of our corporate customers and to provide commercial banking and capital markets products to financial institution clients overseas. This unit expanded significantly with the addition of CoreStates, which has been involved in the international arena for nearly two centuries.

     The Capital Markets Group produced net income of $108 million in the first quarter of 1998 compared with $70 million in the first quarter of 1997. Net interest income was $123 million compared with $96 million in the first quarter of 1997. Noninterest income increased 56 percent to $250 million in the first quarter of 1998 from $159 million in the first quarter of 1997. The increase was led by $141 million in fee income from our investment banking segment, including $25 million from Wheat First Union. Expenses in the first quarter of 1998 were $203 million compared with $146 million in the first quarter of 1997.

     Average net loans were $17 billion in the first quarter of 1998 compared with $13 billion in the first quarter of 1997. Loan growth between the two periods was generated primarily in the commercial real estate, diversified finance and commercial leasing units.

     First Union's Capital Markets Group will continue to expand its relationship banking efforts, including increased industry segment coverage and an expanded international presence with CoreStates.

Treasury/Nonbank Segment

     The Treasury/Nonbank segment includes First Union's Central Money Book
(CMB) and certain expenses that are not allocated to the business segments, including goodwill amortization and corporate restructuring costs. The CMB is responsible for the management of our securities portfolios, our overall funding requirements and our asset and liability management functions. The Securities Available for Sale, Investment Securities, Liquidity and Funding Sources and Market Risk Management sections provide information about our securities portfolios, funding sources and asset and liability management functions.

     Additionally, the Treasury/Nonbank segment includes amortization expense and capital not allocated to business segments related to other intangible assets (excluding deposit base premium and mortgage and other servicing assets) and charges that are unusual and infrequent, including merger-related and restructuring charges. The Treasury/Nonbank segment includes the income and expense related to the restructuring of the credit card receivables and other unsecured loans.

  CoreStates
       Discreet CoreStates segment data which would conform to First Union's segment reporting methodologies and assumptions are not available, and accordingly, the amounts related to CoreStates in the Business Segments table represent the consolidated historical results of CoreStates. Additionally, the information presented above does not include CoreStates financial data.

     CoreStates was composed of five primary businesses: Global and Specialized Banking; Regional Banking; Retail Credit Services; Trust and Asset Management; and Third


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

Party Processing. Each segment was comprised of well-defined business lines with market or product specific missions. These segments may or may not conform to those defined by First Union.

     Global and Specialized Banking includes specialized banking, secured lending, real estate, large corporate banking, Congress Financial Corporation, international banking, investment banking and cash management. Regional Banking consists of retail banking and delivery, small business lending, commercial business lending and middle market lending. Retail Credit Services include credit card, dealer services, educational lending, mortgage services, merchant credit card processing and consumer and commercial card processing. Trust and Asset Management consists of personal trust (including private banking), institutional trust, retirement plan services and investment management. Third Party Processing includes QuestPoint specialty transaction processing, earnings from CoreStates investment in Electronic Payment Services, Inc., and earnings from CoreStates Bank's Financial Institutions Division.

RESULTS OF OPERATIONS

INCOME STATEMENT REVIEW

Net Interest Income

     Tax-equivalent net interest income was $1.89 billion in the first quarter of 1998 compared with $1.97 billion in the first quarter of 1997. The decline in tax-equivalent net interest income reflects a changing earning asset mix, primarily related to the divestiture of higher-yielding, unsecured consumer loans and to the investment of excess capital in lower-yielding securities, including purchases to leverage the CoreStates acquisition.

     Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In the first quarter of 1998, $15 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and if they had been outstanding throughout the period (or since origination if held for part of the period). The amount of interest income related to these assets and included in income in the first quarter of 1998 was $3 million.

Net Interest Margin

     The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was
4.18 percent in the first quarter of 1998 compared with 4.70 percent in the first quarter of 1997, a reduction of 52 basis points. Significant changes in our asset mix played the greatest role in narrowing the net interest margin. The restructuring of our unsecured consumer loan portfolio and the subsequent reinvestment in lower yielding investment securities reduced the margin in the first quarter of 1998. Additionally, we purchased securities to rebalance our interest rate sensitivity position in advance of our merger with CoreStates which added to the decline. The rest of the decline is a result of substantial increases in the balance of short-term investments and trading assets, as well as a modest decline in the spread between loan yields and retail deposit costs. We expect our margin to increase following the consummation of the CoreStates merger. The average rate earned on earning assets was

8.04 percent in the first quarter of 1998 and 8.30 percent in the first quarter of 1997. The average rate paid on interest-bearing liabilities was 4.48 percent in the first quarter of 1998 and 4.27 percent in the first quarter of 1997. It should be noted that the margin is not our primary management focus or goal.

     We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the Market Risk Management section.

Noninterest Income

     We are meeting the challenges of increasing competition, changing customer demands and demographic shifts by investing in high-growth lines of business to enhance revenue growth. We have significantly broadened our product lines, particularly in the Capital Markets and Capital Management Groups, to provide additional sources of fee income that complement our long-standing banking products and services. These investments were reflected in a 31 percent increase in noninterest income, excluding investment securities transactions, to $1.3 billion in the first quarter of 1998 from $1.0 billion in the first quarter of 1997. The combined Wheat First Union fee income contribution to both segments was $142 million.

     Virtually all categories of noninterest income increased in the first quarter of 1998 from a year earlier. On an unrestated basis, fee income from Capital Management and Capital Markets activities made up more than half of noninterest income in the first quarter of 1998. These two groups are discussed further in the Business Segments section. Sundry income included $55 million of branch sale gains related to discretionary branch closings. During 1998, we expect to realize additional branch sale gains associated with the CoreStates acquisition.

Trading Activities

     Our Capital Markets Group also makes a key contribution to noninterest income through trading profits. Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. Market making and position taking activities across a wide array of financial instruments add to our ability to optimally serve our customers. Trading account assets were $7 billion at March 31, 1998, compared with $6 billion at December 31, 1997.

Noninterest Expense

     Noninterest expense was $1.9 billion in the first quarter of 1998 compared with $1.7 billion in the first quarter of 1997. Noninterest expense in the first quarter of 1998 included $29 million in merger-related and restructuring charges related to Wheat First Union, as well as $115 million of Wheat First operating expenses.

     The increases in various categories of noninterest expense reflect our continued investments in fee-income generating businesses such as those managed by the Capital Management and the Capital Markets Groups, in which expenses move more in tandem with revenues, and in technology and retail branch transformation.

     Amortization of other intangible assets predominantly represents the amortization of goodwill and deposit base premium related to purchase accounting acquisitions. These intangibles are amortized over periods ranging from six to 25 years. Amortization is a noncash charge to income; therefore, liquidity and funds management activities are not affected. We had $2.9 billion in other intangible assets at March 31, 1998, and at December 31, 1997. Costs related to environmental matters were not material.

     We are actively engaged in assessing our own computer systems as well as those of third-party vendors, counterparties and customers for year 2000 readiness. Our single system platform, as well as the fact that our Emerald deposit system and essentially all of our Capital Markets systems are already year 2000 compliant, has minimized the expense related to ensuring that all computer software and hardware is able to recognize the date change from December 31, 1999, to January 1, 2000.

     We have analyzed our computer hardware platforms and software programs, and we expect to have virtually all of the systems and application modifications in place and tested by the end of 1998, allowing time in 1999 for any system refinements that may be needed and overall integrated systems testing.

     We are assessing, monitoring and testing the progress of our third-party vendors and counterparties to determine whether they will be able to successfully interact with First Union in the year 2000. In addition we are assessing the needs of our customers and the possible effects of their inability to become year 2000 compliant. Our formal risk assessment of customers is incorporated into the underwriting, scheduled review and credit grading process.

     Including closed and pending acquisitions, First Union currently estimates that aggregate expenses for making its computer systems year 2000 compliant will be between $60 million and $65 million pretax.

BALANCE SHEET REVIEW

Securities Available For Sale

     The available for sale portfolio consists of U.S. Treasury, municipal and mortgage-backed and asset-backed securities as well as collateralized mortgage obligations, corporate, foreign and equity securities. Securities available for sale transactions resulted in gains of $23 million in the first quarter of 1998 and $9 million in the first quarter of 1997.

     At March 31, 1998, we had securities available for sale with a market value of $34 billion compared with $24 billion at year-end 1997. The market value of securities available for sale was $454 million above amortized cost at March 31, 1998. Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create more economically attractive returns on these investments.

     The average rate earned on securities available for sale in the first quarter of 1998 was 6.70 percent compared with 6.75 percent in the first quarter of 1997. The average maturity of the portfolio was 5.93 years at March 31, 1998.

Investment Securities

     The investment securities portfolio consists of U.S. Government agency, corporate, municipal and mortgage-backed securities, and collateralized mortgage obligations. Our investment securities amounted to $3.2 billion at March 31, 1998, and $3.5 billion at December 31, 1997.

     The average rate earned on investment securities was 8.13 percent in the first quarter of 1998 and 7.83 percent in the first quarter of 1997. The average maturity of the portfolio was 7.75 years at March 31, 1998.

Loans

     The loan portfolio, which represents our largest asset class, is a significant source of interest and fee income. Elements of the loan portfolio are subject to differing levels of credit and interest rate risk. Our lending strategy stresses quality growth and portfolio diversification by product, geography and industry. A common credit underwriting structure is in place throughout the corporation.

     The commercial loan portfolio includes general commercial loans, both secured and unsecured, and commercial real estate loans. Commercial loans are typically either working capital loans, which are used to finance the inventory, receivables and other working capital needs of commercial borrowers, or term loans, which are generally used to finance fixed assets or acquisitions. Commercial real estate loans are typically used to finance the construction or purchase of commercial real estate.

     Our commercial lenders focus principally on middle-market companies, which we believe reduces the risk of credit loss from any single borrower or group of borrowers. A majority of our commercial loans are for less than $10 million. Consistent with our longtime standard, we generally look for two repayment sources for commercial real estate loans: cash flows from the project and other resources of the borrower.

     Consumer lending through our full-service bank branches is managed using an automated underwriting system that combines statistical predictors of risk and industry standards for acceptable levels of customer debt capacity and collateral valuation. These guidelines are continually monitored for overall effectiveness and for compliance with fair lending practices.

     The loan portfolio at March 31, 1998, was composed of 55 percent in commercial loans and 45 percent in consumer loans, which did not represent a significant change from December 31, 1997.

     Net loans at March 31, 1998, were $133 billion compared with $132 billion at December 31, 1997. Average net loans were $131 billion in the first quarter of 1998 and $134 billion in the first quarter of 1997. The decrease reflects $7 billion in loans that were securitized, sold or transferred to assets held for sale as part of our strategy of balance sheet management to maximize its return on investment. Commercial loan originations in the first quarter of 1998 were led by Capital Markets and commercial lenders in Georgia and the Carolinas. Consumer loan originations were strong in mortgages, home equity and direct lending.

     At March 31, 1998, unused loan commitments related to commercial and consumer loans were $65 billion and $29 billion, respectively. Commercial and standby letters of credit were $10 billion at March 31, 1998. At March 31, 1998, loan participations sold to other lenders amounted to $4 billion. They were recorded as a reduction of gross loans.

     The average rate earned on loans was 8.66 percent in the first quarter of 1998 compared with 8.77 percent in the first quarter of 1997. The primary factor contributing to the decline was the restructuring of our unsecured consumer loan portfolio. This restructuring, in conjunction with a general downward trend in Treasury rates over this period, was only partially offset by an increase in the Fed funds and the prime rates, and growth in high yielding leveraged leases.

     The Asset Quality section provides information about geographic exposure in the loan portfolio.

Commercial Real Estate Loans


     Commercial real estate loans amounted to 12 percent of the total portfolio at March 31, 1998, and at December 31, 1997. This portfolio included commercial real estate mortgage loans of $13 billion at March 31, 1998 and December 31, 1997.

ASSET QUALITY

Nonperforming Assets

     At March 31, 1998, nonperforming assets were $1.0 billion, or 0.75 percent of net loans and foreclosed properties, compared with $991 million, or 0.75 percent, at December 31, 1997.

     Loans or properties of less than $5 million each made up 74 percent, or $746 million, of nonperforming assets at March 31, 1998. Of the rest:

     o Twelve loans or properties between $5 million and $10 million each accounted for $81 million; and

     o Eight loans or properties over $10 million each accounted for $175 million.

     Forty-eight percent of nonperforming assets were collateralized primarily by real estate at March 31, 1998 compared with 49 percent at December 31, 1997.

Past Due Loans

     Accruing loans 90 days past due were $328 million at March 31, 1998, compared with $326 million at December 31, 1997. Of the past dues at March 31, 1998, $63 million were commercial and commercial real estate loans and $265 million were consumer loans. At March 31, 1998, we were closely monitoring certain loans for which borrowers were experiencing increased levels of financial stress. None of these loans were included in nonperforming assets or in accruing loans past due 90 days, and the aggregate amount of these loans was not significant.

Net Charge-Offs

     Net charge-offs amounted to $129 million in the first quarter of 1998 and $194 million in the fourth quarter of 1997. Annualized net charge-offs were 0.39 percent of average net loans in the first quarter of 1998 compared with 0.58 percent in the fourth quarter of 1997. Excluding net charge-offs related to the credit card portfolio, net charge-offs were 0.24 percent compared with 0.35 percent in the fourth quarter of 1997. At March 31, 1998, the owned credit card portfolio represented less than 3 percent of the loan portfolio.

     Net charge-offs declined significantly due to the restructuring of the credit card portfolio, in which certain vintages that experienced higher charge-off rates have been sold. Our card solicitation marketing efforts are now focused on customers and prospects within our marketplace and nationally with whom it is our goal to build long-term, multi-product relationships. We continue to carefully monitor trends in both the commercial and consumer loan portfolios for signs of credit weakness. Additionally, we have evaluated our credit policies in light of changing economic trends, and we have taken steps we believe are appropriate where necessary. All of these steps have been taken with the goals of minimizing future credit losses and deterioration and of allowing for maximum profitability.

Provision and Allowance for Loan Losses

     The loan loss provision was $135 million in the first quarter of 1998 compared with $445 million in the fourth quarter of 1997. The loan loss provision was increased in the fourth quarter of 1997 to facilitate the restructuring of the unsecured consumer loan portfolio, which resulted in the sale of $3 billion of credit card receivables and other unsecured loans.

     The allowance for loan losses was $1.9 billion at March 31, 1998, compared with 1.8 billion at December 31, 1997. We establish reserves based on various factors, including results of quantitative analyses of the quality of commercial loans and commercial real estate loans. Reserves for commercial and commercial real estate loans are based principally on loan grades, historical loss rates, borrowers' creditworthiness, underlying cash flows from the project and from the borrowers, and analysis of other less quantifiable factors that might influence the portfolio. We analyze all loans in excess of $1 million that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary. Reserves for consumer loans are based principally on delinquencies and historical and projected loss rates.

     Impaired loans, which are included in nonaccrual loans, amounted to $509 million at March 31, 1998, compared with $485 million at December 31, 1997. A loan is considered to be impaired when, based on current information, it is probable that we will not receive all amounts due in accordance with the contractual terms of a loan agreement. Included in the allowance for loan losses at March 31, 1998, was $82 million related to $363 million of impaired loans. The remaining impaired loans were recorded at or below fair value. In the first quarter of 1998 the average recorded investment in impaired loans was $499 million, and $6 million of interest income was recognized on loans while they were impaired. This income was recognized using a cash-basis method of accounting.

Geographic Exposure

     The loan portfolio in the East Coast region of the United States is spread primarily across 106 metropolitan areas with diverse economies. Our largest markets are: Atlanta, Georgia; Charlotte, North Carolina; Miami and Jacksonville, Florida; Newark, New Jersey; New York, New York; Philadelphia, Pennsylvania; and Washington, D.C. Substantially all of the $16 billion commercial real estate portfolio at March 31, 1998, was located in our East Coast banking region.

LIQUIDITY AND FUNDING SOURCES

     Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future obligations such as loan commitments and deposit outflows. In this process we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet the corporation's needs.

     Funding sources primarily include customer-based core deposits but also include purchased funds and cash flows from operations. First Union is one of the nation's largest core deposit-funded banking institutions. Our large consumer deposit base, which is spread across the economically strong South Atlantic region and high per-capita income Middle Atlantic region, creates considerable funding diversity and stability.

     Asset liquidity is maintained through maturity management and through our ability to liquidate assets, primarily securities held for sale. Another significant source of asset liquidity is the ability to securitize assets such as credit card receivables and auto, home equity, student and mortgage loans. Other off-balance sheet sources of liquidity exist as well, including a mortgage servicing portfolio for which the estimated fair value exceeded book value by $29 million at March 31, 1998.

Core Deposits

     Core deposits are a fundamental and cost-effective source of funding. Core deposits include savings, negotiable order of withdrawal (NOW), money market, noninterest-bearing and other consumer time deposits. Core deposits were $129 billion at March 31, 1998, compared with $127 billion at December 31, 1997.

     The portion of core deposits in higher-rate, other consumer time deposits was 30 percent at March 31, 1998 and December 31, 1997. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal. They are also less expensive to process.

       Average core deposit balances were $125 billion in the first quarter of 1998 and $124 billion in the fourth quarter of 1997. In the first quarter of 1998 and in the fourth quarter of 1997, average noninterest-bearing deposits were 22 and 23 percent, respectively, of average core deposits. Average balances in savings and NOW and money market deposits were higher when compared with the fourth quarter of 1997, while other consumer time and noninterest-bearing deposits were lower. Deposits can be affected by branch closings or consolidations, seasonal factors and the rates being offered compared to other investment opportunities. The Net Interest Income Summaries provide additional information about average core deposits.

Purchased Funds

     Purchased funds at March 31, 1998, were $53 billion compared with $42 billion at year-end 1997, largely reflecting funding needs related to the increased securities available for sale portfolio. Average purchased funds in the first quarter of 1998 were $49 billion compared with $41 billion in the fourth quarter of 1997. Purchased funds are acquired primarily through (i) our large branch network, consisting principally of $100,000 and over certificates of deposit, public funds and treasury deposits, and (ii) national market sources, consisting of relatively short-term funding sources such as federal funds, securities sold under repurchase agreements, eurodollar time deposits, short-term bank notes and commercial paper, and longer-term funding sources such as term bank notes, Federal Home Loan Bank borrowings and corporate notes.

Cash Flows

     Cash flows from operations are a significant source of liquidity. Net cash provided from operations primarily results from net income adjusted for the following noncash accounting items: the provisions for loan losses and foreclosed properties; and depreciation and amortization. This cash was available in the first quarter of 1998 to increase earning assets, to make discretionary investments and to reduce borrowings.

Long-Term Debt

     Long-term debt was 76 percent of total stockholders' equity at March 31, 1998, and 77 percent at year-end 1997.

     Under a shelf registration statement filed with the Securities and Exchange Commission, we currently have available for issuance $1.9 billion of senior or subordinated debt securities, common stock or preferred stock. The sale of any additional debt or equity securities will depend on future market conditions, funding needs and other factors. In April 1998, we issued an aggregate of $500 million of subordinated debt.

Debt Obligations

     We have a $350 million, committed back-up line of credit that expires in December 1998. This credit facility contains financial covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used this line of credit. In 1998, $2 billion of long-term debt will mature. Funds for the payment of long-term debt will come from operations or, if necessary, additional borrowings.

Guaranteed Preferred Beneficial Interests

     At March 31, 1998, $1.7 billion of trust capital securities were outstanding. Subsidiary trusts issued these capital securities, and received the proceeds by issuing junior subordinated debentures to the trusts. These capital securities are considered tier 1 capital for regulatory purposes. Expenses of $29 million in the first quarter of 1998 related to the capital securities are included in sundry expense.

Stockholders' Equity

     The management of capital in a regulated banking environment requires a balance between maximizing leverage and return on equity to stockholders while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. We have historically generated attractive returns on equity to stockholders while maintaining sufficient regulatory capital ratios.

     Total stockholders' equity was $16 billion at March 31, 1998, and $15 billion at December 31, 1997. Common shares outstanding amounted to 973 million at March 31, 1998, compared with 961 million at December 31, 1997. From January 1, 1998, through May 21, 1998, we repurchased 37 million shares of our common stock in the open market in connection with The Money Store acquisition at a cost of $2 billion.

     We paid $341 million in dividends to common stockholders in the first quarter of 1998 compared with $279 million in the first quarter of 1997.

     At March 31, 1998, stockholders' equity included a $290 million unrealized after-tax gain related to debt and equity securities. The Securities Available for Sale section provides additional information about debt and equity securities.

Subsidiary Dividends

     Our banking subsidiaries are the largest source of parent company dividends. Capital requirements established by regulators limit dividends that these and certain other of our subsidiaries can pay. Banking regulators generally limit a bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses; and second, in any year dividends cannot exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, our subsidiaries had $809 million available for dividends at March 31, 1998, without prior regulatory approval. Our subsidiaries paid $368 million in dividends to the parent company in the first quarter of 1998.

Regulatory Capital

     Federal banking regulations require that bank holding companies and their subsidiary banks maintain minimum levels of capital. These banking regulations measure capital using three formulas including tier 1 capital, total capital and leverage capital. The minimum level for the ratio of total capital to risk-weighted assets (including certain off-balance sheet financial instruments, such as standby letters of credit and interest rate swaps) is currently 8 percent. At least half of total capital is to be composed of common equity, retained earnings and a limited amount of qualifying preferred stock, less certain intangible assets (tier 1 capital). The rest may consist of a limited amount of subordinated debt, nonqualifying preferred stock and a limited amount of the loan loss allowance (together with tier 1 capital, total capital). At March 31, 1998, the tier 1 and total capital ratios were 8.66 percent and 13.09 percent, respectively, compared with 8.43 percent and 13.02 percent at December 31, 1997.

     In addition the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets equal to 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies are generally required to maintain a leverage ratio of at least 4 to 5 percent. The leverage ratio at March 31, 1998, was 6.97 percent and at December 31,1997, it was 7.09 percent.

     The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has indicated it will continue to consider a tangible tier 1 leverage ratio (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised us of any specific minimum leverage ratio applicable to us.

     Each subsidiary bank is subject to similar capital requirements. None of our subsidiary banks has been advised of any specific minimum capital ratios applicable to it.

     The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or well capitalized, must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent. At March 31, 1998, our deposit-taking subsidiary banks met the capital and leverage ratio requirements for well capitalized banks. We expect to maintain these ratios at the required levels by the retention of earnings and, if necessary, the issuance of additional capital. Failure to meet certain capital ratio or leverage ratio requirements could subject a bank to a variety of enforcement remedies, including termination of deposit insurance by the FDIC. First Union Home Equity Bank, N.A., First Union Trust Company, N.A., and First Union Direct Bank, N.A., are not deposit-taking banks.

     The Accounting and Regulatory Matters section provides more information about proposed changes in risk-based capital standards.

MARKET RISK MANAGEMENT

Interest Rate Risk Methodology

     Managing interest rate risk is fundamental to banking. The inherent maturity and repricing characteristics of our day-to-day lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.

     The Credit/Market Risk Committee of the corporation's board of directors reviews overall interest rate risk management activity. The Funds Management Committee of the corporation oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.

     Our methodology for measuring exposure to interest rate risk for policy measurement is intended to ensure we include a sufficiently broad range of rate scenarios and pattern of rate movements that we believe to be reasonably possible. Our methodology measures the impact that 200 basis point rate changes would have on earnings per share over the subsequent 12 months.

     We believe our earnings simulation model is a more relevant depiction of interest rate risk than traditional gap tables because it captures multiple effects excluded in less sophisticated presentations, and it includes significant variables that we identify as being affected by interest rates. For example our model captures rate of change differentials, such as federal funds rates versus savings account rates; maturity effects, such as calls on securities; and rate barrier effects, such as caps and floors on loans. It also captures changing balance sheet levels, such as commercial and consumer loans (both floating and fixed rate); noninterest-bearing deposits and investment securities. In addition our model considers leads and lags that occur in long-term rates as short-term rates move away from current levels; the elasticity in the repricing characteristics of savings and money market deposits; and the effects of prepayment volatility on various fixed-rate assets such as residential mortgages, mortgage-backed securities and consumer loans. These and certain other effects are evaluated in developing the scenarios from which sensitivity of earnings to changes in interest rates is determined.

     We use two separate measures that each include three standard scenarios in analyzing interest rate sensitivity for policy measurement. Each of these measures compares our forecasted earnings per share in both a "high rate" and "low rate" scenario to a base-line scenario. The base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. The second base-line scenario holds short-term rates flat at their current level over our forecast horizon. The "high rate" and "low rate" scenarios assume gradual 200 basis point increases or decreases in the federal funds rate from the beginning point of each base-line scenario over the most current 12-month period. Our policy limit for the maximum negative impact on earnings per share resulting from "high rate" or "low rate" scenarios is 5 percent. The policy limit applies to both the "most likely rate" scenario and the "flat rate" scenario. The policy measurement period is 12 months in length, beginning with the first month of the forecast.

Earnings Sensitivity

     Our April 1998 estimate for future short-term interest rates (our "most likely" scenario) includes a flat federal funds rate of 5.50 percent from April 1998 through March 2000. Our "flat rate" scenario also holds the federal funds rate at 5.50 percent over this same horizon. Based on the April outlook, if interest rates were to follow our "high rate" scenario (i.e., a 200 basis point increase in short-term rates from our "flat rate" scenario), the model indicates that earnings during the policy measurement period would be negatively affected by 2.1 percent. Our model indicates that earnings would benefit by 1.4 percent in our "low rate" scenario (i.e., a 200 basis point decline in short-term rates from our "flat rate" scenario). Our model indicates that a 200 basis point rise in rates from our "most likely" scenario is less detrimental than the same rise from our "flat rate" scenario. Over the next year, earnings would increase by 1.5 percent if rates fall gradually by 200 basis points, and would decrease by 1.4 percent if rates gradually rise 200 basis points, compared to our "most likely" scenario. The difference in the sensitivity measurements between our flat and best guess methodologies results from using different assumptions regarding the level or scope of the Treasury yield curve. In 1999, earnings would increase above those earned in our "most likely" scenario by 4.8 percent if rates were 200 basis points lower than our "most likely" scenario. If rates were 200 basis points higher than our "most likely" scenario in 1999, then earnings would be negatively affected by 4.9 percent. The CoreStates and The Money Store acquisitions are incorporated into these estimates.

     In addition to the three standard scenarios used to analyze rate sensitivity over the policy measurement period, we regularly analyze the potential impact of other remote, more extreme interest rate scenarios and time periods. These alternate "what if" scenarios may include interest rate paths both higher, lower and more volatile than those used for policy measurement and extend to periods beyond the policy measurement period.

     While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, management will continue to formulate strategies to protect earnings from the potential negative effects of changes in interest rates.

Off-Balance Sheet Derivatives For Interest Rate Risk Management

     As part of our overall interest rate risk management strategy, for many years we have used off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate sensitivity management include interest rate swaps, futures and options with indices that relate to the pricing of specific financial instruments of the corporation. We believe we have appropriately controlled the risk so that derivatives used for rate sensitivity management will not have any significant unintended effect on corporate earnings. As a matter of policy we do not use highly leveraged derivative instruments for interest rate risk management. The impact of derivative products on our earnings and rate sensitivity is fully incorporated in the earnings simulation model in the same manner as on-balance sheet instruments.

     Our overall goal is to manage our rate sensitivity such that earnings are not adversely affected materially whether rates go up or down. As a result of interest rate fluctuations, off-balance sheet transactions (and securities) will from time to time develop unrealized appreciation or depreciation in market value when compared with their cost. The impact on net interest income attributable to these off-balance sheet transactions, all of which are linked to specific financial instruments as part of our overall interest rate risk management strategy, will generally be offset by net interest income from on-balance sheet assets and liabilities. The important consideration is not the shifting of unrealized appreciation or depreciation between and among on- and off-balance sheet instruments, but the prudent management of interest rate sensitivity so that corporate earnings are not unduly at risk as interest rates move up or down.

     The fair value appreciation of off-balance sheet derivative financial instruments used to manage our interest rate sensitivity was $622 million at March 31, 1998, compared with fair value appreciation of $566 million at December 31, 1997.

     The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses related to terminated positions. Such gains and losses at March 31, 1998, are not significant.

     Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high-quality counterparties. Each transaction is specifically approved for applicable credit exposure.

       In addition our policy is to require that all swaps and options be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral arrangements are in place for substantially all dealer counterparties used in our Asset/Liability Management activities. Derivative collateral arrangements for dealer transactions and trading activities are based on established thresholds of acceptable credit risk by counterparty. Thresholds are determined based on the strength of the individual counterparty, and they are bilateral. As of March 31, 1998, the total credit risk in excess of thresholds was $313 million. This amount does not include credit risk related to CoreStates dealer transactions and trading activities. The fair value of collateral held approximated the total credit risk in excess of thresholds. For nondealer transactions the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.

Trading Risk Management

     Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. We trade a variety of debt securities and foreign exchange, as well as financial and foreign currency derivatives, in order to provide customized solutions for the risk management challenges faced by our customers. We maintain diversified trading positions in both the fixed income and foreign exchange markets. Risk is controlled through the imposition of value-at-risk limits and an active, independent monitoring process.

     We use the value-at-risk methodology for measuring the market risk of the corporation's trading positions. This statistical methodology uses recent market volatility to estimate the maximum daily trading loss that the corporation would expect to incur, on average, 97.5 percent of the time. The model also measures the effect of correlation among the various trading instruments to determine how much risk is eliminated by "offsetting" positions. The analysis captures all financial assets and liabilities that are considered trading positions (including loan trading activities), foreign exchange and financial and foreign currency derivative instruments. The calculation uses historical data from either the most recent 180 or 260 business days, depending on the activity. The total value-at-risk amount at March 31, 1998, was $15 million. Value-at-risk amounts related to interest rate risk and currency risk at March 31, 1998, were $13 million and $3 million, respectively. Risk management correlation assumptions resulted in the elimination of $1 million of the value-at-risk of components.

ACCOUNTING AND REGULATORY MATTERS

     Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," does not change the recognition or measurement associated with pension or postretirement plans. It standardizes certain disclosures, requires additional information about changes in the benefit obligations and about changes in the fair value of plan assets to facilitate analysis, and it eliminates certain disclosures that were not deemed useful. This Standard is effective for financial statements issued for periods beginning after December 31, 1997.

     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards and disclosure requirements for the way companies report information about operating segments both in annual and interim reports issued to stockholders. Operating segments are components of a company about which separate financial information is available and which are used in determining resource allocations and assessing performance. Information such as segment earnings, certain revenue and expense items and certain segment assets are required to be presented, and such amounts are required to be reconciled to the company's financial statements. Certain information related to this Standard is included in the Business Segments section and in the Business Segments table. The corporation will assess the current methodologies and reporting for compliance with the Standard. This Standard is effective for financial statements issued for periods beginning after December 15, 1997.

     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and the presentation of comprehensive income, which is defined as the change in equity transactions with nonowners. It includes net income and other comprehensive income. Other comprehensive income items are to be classified by their nature and by their related accumulated balances in the appropriate financial statements of a company. Generally, other comprehensive income includes transactions not typically recorded as a component of net income such as foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain debt and equity securities. This Standard requires that such items be presented with equal prominence on a comparative basis in the appropriate financial statements for periods beginning after December 15, 1997, including interim periods. The Changes in Stockholders' Equity table provides information related to this Standard.

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), among other provisions, imposes liability on a bank insured by the FDIC for certain obligations to the FDIC incurred in connection with other insured banks under common control with such bank.

     The Federal Deposit Insurance Corporation Improvement Act, among other things, requires a revision of risk-based capital standards. The new standards are required to incorporate interest rate risk, concentration of credit risk and the risks of nontraditional activities and to reflect the actual performance and expected risk of loss of multifamily mortgages. The Risk-Based Capital section provides information on risk assessment classifications.

     Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.

     Various other legislative and accounting proposals concerning the banking industry are pending in Congress and with the Financial Accounting Standards Board, respectively. Given the uncertainty of the proposal process, we cannot assess the impact of any such proposals on our financial condition or results of operations.

Table 1
CONSOLIDATED SUMMARIES OF INCOME, PER SHARE AND BALANCE SHEET DATA
--------------------------------------------------------------------------------------------------------------------------
                                                            Twelve
                                                            Months       1998                                         1997
                                                            Ended     ----------------------------------------------------
                                                          Mar. 31,      First     Fourth       Third     Second      First
(In millions, except per share data)                          1998    Quarter    Quarter     Quarter    Quarter    Quarter
--------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED SUMMARIES OF INCOME
Interest income                                          $  14,521      3,602      3,635       3,663      3,621      3,443
==========================================================================================================================
Interest income (a)                                      $  14,625      3,630      3,664       3,683      3,648      3,466
Interest expense                                             6,693      1,742      1,681       1,657      1,613      1,501
--------------------------------------------------------------------------------------------------------------------------
Net interest income (a)                                      7,932      1,888      1,983       2,026      2,035      1,965
Provision for loan losses                                    1,033        135        445         225        228        205
--------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses (a)      6,899      1,753      1,538       1,801      1,807      1,760
Securities available for sale transactions                      66         23         18          15         10          9
Investment security transactions                                 3         --         --           2          1         --
Noninterest income                                           4,596      1,354      1,147       1,065      1,030      1,025
Merger-related and restructuring charges (b)                   313         29        225          --         59         --
Noninterest expense                                          7,230      1,866      1,941       1,711      1,712      1,688
--------------------------------------------------------------------------------------------------------------------------
Income before income taxes (a)                               4,021      1,235        537       1,172      1,077      1,106
Income taxes                                                 1,121        417        (68)        404        368        380
Tax-equivalent adjustment                                      104         28         29          20         27         23
--------------------------------------------------------------------------------------------------------------------------
Net income                                               $   2,796        790        576         748        682        703
==========================================================================================================================
PER SHARE DATA
Basic                                                    $    2.94       0.82       0.61        0.79       0.72       0.72
Diluted                                                       2.89       0.81       0.60        0.78       0.70       0.72
Cash dividends                                           $    1.30       0.37       0.32        0.32       0.29       0.29
Average shares - Basic (In thousands)                           --    965,120    960,596     946,354    953,612    969,669
Average shares - Diluted (In thousands)                         --    977,155    972,051     959,013    964,518    981,174
Average stockholders' equity (c)
  Quarter-to-date                                        $      --     15,456     14,806      14,575     14,111     14,326
  Year-to-date                                                  --     15,456     14,365      14,010     14,077     14,326
Common stock price
  High                                                      58 1/4     58 1/4     52 7/8    50 11/16     47 7/8     47 3/4
  Low                                                       39 1/8    47 1/16   46 15/16      45 7/8     39 1/8     36 5/8
  Period-end                                             $56 13/16   56 13/16     51 1/4     50 1/16     46 1/4     40 1/2
    To earnings ratio (d)                                    19.66X     19.66      18.30       17.26      17.00      15.76
    To book value                                              348%       348        321         325        312        281
Book value                                               $   16.31      16.31      15.95       15.40      14.82      14.41
BALANCE SHEET DATA
Assets                                                     220,066    220,066    205,735     202,766    201,642    193,507
Long-term debt                                           $  12,010     12,010     11,752      11,209     10,559     10,767
==========================================================================================================================

(a)  Tax-equivalent.

(b) Merger-related and restructuring charges amounted to $19 million after tax in the first quarter of 1998, $167 million after tax in the fourth quarter of 1997 and $37 million after tax in the second quarter of 1997.

(c) Quarter-to-date and year-to-date average stockholders' equity excludes average net unrealized gains or losses on debt and equity securities.

(d)  Based on diluted earnings per share.

Table 2
BUSINESS SEGMENTS

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Three Months Ended March 31, 1998
                                                   ---------------------------------------------------------------------------------
                                                                               First
                                                               First           Union                      Retail
                                                               Union           Home          Card         Branch
(In millions)                                                 Mortgage        Equity        Products     Products           Total
------------------------------------------------------------------------------------------------------------------------------------
CONSUMER BANK
Income statement data
  Net interest income                                         $   21              31              60             571             683
  Provision for loan losses                                        1               2              37              35              75
  Noninterest income                                              75               9              88             148             320
  Noninterest expense                                             93              23              69             439             624
  Income tax expense                                              --               5              15              87             107
------------------------------------------------------------------------------------------------------------------------------------

  Net income                                                  $    2              10              27             158             197
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                    4.60%          41.21           42.42           31.32           31.18
  Average loans, net                                          $1,800           4,107           2,282          40,853          49,042
  Average deposits                                             1,046              --              11          59,775          60,832
  Average attributed stockholders'
    equity                                                    $  157              99             259           2,051           2,566
====================================================================================================================================

                                                                                              Retail
                                                                Private                      Brokerage &      Internal
                                                     Mutual     Client         CAP           Insurance           Mgt.
(In millions)                           Trust        Funds      Banking      Account         Services        Elimination       Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income                  $    8            1         26             39              14             --              88
  Provision for loan losses                --           --         --             --              --             --              --
  Noninterest income                       98           93          2             17             180            (17)            373
  Noninterest expense                      79           63         16             28             160             --             346
  Income tax expense                        9           10          4             10              12             (6)             39
------------------------------------------------------------------------------------------------------------------------------------

  Net income                           $   18           21          8             18              22            (11)             76
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
  stockholders' equity (a)              49.97%       77.41      20.71          63.49           35.04             --           39.38
  Average loans, net                   $   27           --      2,067             --             744             --           2,838
  Average deposits                      1,257           --      1,825         10,901              --             --          13,983
  Average attributed stockholders'
    equity                             $  146          101        142            116             256             --             761
====================================================================================================================================

                                                    Small                      Real
                                                   Business       Cash        Estate                         Deposit
(In millions)                                      Banking         Mgt.       Banking         Lending        Products          Total
------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL BANK
Income statement data
  Net interest income                               $   16         12            46              89              189             352
  Provision for loan losses                              1         --             1               6               --               8
  Noninterest income                                    --         65            --              --               26              91
  Noninterest expense                                    7         50            20              62              107             246
  Income tax expense                                     3          9             9               6               39              66
------------------------------------------------------------------------------------------------------------------------------------

  Net income                                        $    5         18            16              15               69             123
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                         18.60%     88.03         12.88            5.00            65.08          21.34
  Average loans, net                                $1,882         --         7,465          17,464               --          26,811
  Average deposits                                      --         --            --              --           19,148         19,148
  Average attributed stockholders'
    equity                                          $  122         81           512           1,205              434           2,354
====================================================================================================================================
                                                                                                                         (continued)

Table 2
BUSINESS SEGMENTS

====================================================================================================================================
                                                                                                   Three Months Ended March 31, 1998
                                                   ---------------------------------------------------------------------------------
                                                                    Real                                      Commercial
                                                     Investment     Estate          Risk       Traditional      Leasing
(In millions)                                         Banking       Finance          Mgt.        Banking        & Rail         Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                                 $   22             11              1            64            25           123
  Provision for loan losses                               --             --             --             5            --             5
  Noninterest income                                     141             16             22            24            47           250
  Noninterest expense                                     85             31             15            34            38           203
  Income tax expense                                      27             (2)             3            17            12            57
------------------------------------------------------------------------------------------------------------------------------------

  Net income                                          $   51             (2)             5            32            22           108
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                           34.92%        (13.04)         32.37         13.95         83.22         24.17
  Average loans, net                                  $2,449            966             --         9,965         3,323        16,703
  Average deposits                                     1,409            484            109         3,176            21         5,199
  Average attributed stockholders'
    equity                                            $  599            102             62           923           110         1,796
====================================================================================================================================

                                                   Consumer      Capital     Commercial   Capital    Treasury/
(In millions)                                        Bank          Mgt.         Bank      Markets     Nonbank     CoreStates   Total
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED (b)
Income statement data
  Net interest income                               $   683           88         352         123         100         514       1,860
  Provision for loan losses                              75           --           8           5           2          45         135
  Noninterest income                                    320          373          91         250         115         228       1,377
  Noninterest expense                                   624          346         246         203          89         387       1,895
  Income tax expense                                    107           39          66          57          41         107         417
  Net income after
    merger-related and
    restructuring charges                           $   197           76         123         108          83         203         790
  After-tax merger-related and
    restructuring charges                                --           --          --          --          19          --          19
------------------------------------------------------------------------------------------------------------------------------------
  Net income before
    merger-related and
    restructuring charges                           $   197           76         123         108         102         203         809
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                          31.18%       39.38       21.34       24.17        8.83       24.95       21.22
  Average loans, net                                $49,042        2,838      26,811      16,703         632      35,008     131,034
  Average deposits                                   60,832       13,983      19,148       5,199       1,725      33,629     134,516
  Average attributed stockholders'
    equity                                          $ 2,566          761       2,354       1,796       4,684       3,298      15,459
====================================================================================================================================
                                                                                                                         (continued)

     (a) Average attributed stockholders' equity excludes merger-related and restructuring charges and average net unrealized gains or losses on debt and equity securities. See the "Business Segments" discussion in Management's Analysis of Operations for further information about the methodology and assumptions used herein.

     (b) Discreet CoreStates segment data which would conform to the Corporation's segment reporting methodologies and assumptions are not available, and accordingly, the amounts related to CoreStates represent the consolidated historical results of CoreStates.

Table 2
BUSINESS SEGMENTS

====================================================================================================================================
                                                                                                   Three Months Ended March 31, 1997
                                                   ---------------------------------------------------------------------------------
                                                                              First
                                                            First             Union                           Retail
                                                            Union             Home            Card            Branch
(In millions)                                              Mortgage          Equity         Products         Products          Total
------------------------------------------------------------------------------------------------------------------------------------
CONSUMER BANK
Income statement data
  Net interest income                                       $   12               28             118              592             750
  Provision for loan losses                                      1                2             100               34             137
  Noninterest income                                            81                4              54              191             330
  Noninterest expense                                           70               18              72              428             588
  Income tax expense                                             8                4              --              117             129
------------------------------------------------------------------------------------------------------------------------------------

  Net income                                                $   14                8              --              204             226
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                 55.59%           35.71           (0.18)           38.97           32.99
  Average loans, net                                        $1,144            3,738           5,247           43,911          54,040
  Average deposits                                             636                1              15           60,375          61,027
  Average attributed stockholders'
    equity                                                  $  103               85             458            2,115           2,761
====================================================================================================================================


                                                                                                  Retail
                                                                              Private             Brokerage &  Internal
                                                                Mutual        Client       CAP    Insurance       Mgt.
(In millions)                                       Trust       Funds         Banking    Account   Services    Elimination     Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income                               $    9            1          22          29           3          --           64
  Provision for loan losses                             --           --          --          --          --          --           --
  Noninterest income                                    88           63           1          13          64          (7)         222
  Noninterest expense                                   71           47          14          25          59          --          216
  Income tax expense                                    10            6           4           6           3          (3)          26
------------------------------------------------------------------------------------------------------------------------------------

  Net income                                        $   16           11           5          11           5          (4)          44
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                         49.99%       59.36       22.71       40.92       22.48          --        35.21
  Average loans, net                                $   14           --       1,774          --         206          --        1,994
  Average deposits                                   1,420         --         1,569       9,896        --            --       12,885
  Average attributed stockholders'
    equity                                          $  135           75         112         108          95          --          525
====================================================================================================================================

                                                     Small                      Real
                                                   Business       Cash        Estate                         Deposit
(In millions)                                      Banking         Mgt.       Banking         Lending        Products          Total
------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL BANK
Income statement data
  Net interest income                              $   13           9            53              116            191              382
  Provision for loan losses                          --            --             3              6               --                9
  Noninterest income                                 --            52            --               --             32               84
  Noninterest expense                                   6          47            18               69            108              248
  Income tax expense                                    3           5            13               14             42               77
------------------------------------------------------------------------------------------------------------------------------------

  Net income                                       $    4           9            19               27             73              132
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                        17.90%      46.18         13.60             7.93          70.39            20.94
  Average loans, net                               $1,510          --         8,430           18,757             --           28,697
  Average deposits                                   --            --            --               --         19,091           19,091
  Average attributed stockholders'
    equity                                         $   99          76           594            1,389            421            2,579
====================================================================================================================================
                                                                                                                         (continued)

Table 2
BUSINESS SEGMENTS

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Three Months Ended March 31, 1997
                                                   ---------------------------------------------------------------------------------
                                                                    Real                                    Commercial
                                                    Investment     Estate        Risk         Traditional     Leasing
(In millions)                                        Banking       Finance        Mgt.          Banking       & Rail           Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                                $    17             2             3            61             13            96
  Provision for loan losses                               --            --            --            (2)            --            (2)
  Noninterest income                                      56            12            17            17             57           159
  Noninterest expense                                     42            13            14            30             47           146
  Income tax expense                                      11            --             2            19              9            41
-----------------------------------------------------------------------------------------------------------------------------------

  Net income                                         $    20             1             4            31             14            70
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                           26.76%         6.75         31.74         20.15          48.65         24.73
  Average loans, net                                 $ 2,230           393            --         7,712          2,928        13,263
  Average deposits                                       714            75           123         2,624             21         3,557
  Average attributed stockholders'
    equity                                           $   296            55            44           644            123         1,162
====================================================================================================================================

                                                   Consumer      Capital    Commercial    Capital    Treasury/
(In millions)                                        Bank          Mgt.        Bank       Markets     Nonbank     CoreStates   Total
-----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED (b)
Income statement data
  Net interest income                             $   750           64         382          96          112          538       1,942
  Provision for loan losses                           137           --           9          (2)          18           43         205
  Noninterest income                                  330          222          84         159           22          217       1,034
  Noninterest expense                                 588          216         248         146           85          405       1,688
  Income tax expense                                  129           26          77          41           (1)         108         380
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                      $   226           44         132          70           32          199         703
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                        32.99%       35.21       20.94       24.73         3.55        22.02       19.88
  Average loans, net                              $54,040        1,994      28,697      13,263        3,018       32,803     133,815
  Average deposits                                 61,027       12,885      19,091       3,557        3,869       32,356     132,785
  Average attributed stockholders'
    equity                                        $ 2,761          525       2,579       1,162        3,651        3,648      14,326
====================================================================================================================================


(a) Average attributed stockholders' equity excludes merger-related and restructuring charges and average net unrealized gains or losses on debt and equity securities. See the "Business Segments" discussion in Management's Analysis of Operations for further information about the methodology and assumptions used herein.

(b) Discreet CoreStates segment data which would conform to the Corporation's segment reporting methodologies and assumptions are not available, and accordingly, the amounts related to CoreStates represent the consolidated historical results of CoreStates.

TABLE 3
INTERNAL CAPITAL GROWTH AND DIVIDEND PAYOUT RATIOS
--------------------------------------------------------------------------------
                                       1998                                 1997
                                    --------- ----------------------------------
                                      First    Fourth   Third   Second    First
                                     Quarter  Quarter  Quarter  Quarter  Quarter
--------------------------------------------------------------------------------
INTERNAL CAPITAL GROWTH (a)
Assets to stockholders' equity         13.35X   13.32   13.72   13.99     13.31
                 X
Return on assets                        1.52%    1.14    1.50    1.39      1.50
--------------------------------------------------------------------------------
Return on stockholders' equity (b)     20.74%   15.44   20.36   19.37     19.91
                 X
Earnings retained                      56.75%   47.43   61.71   59.91     60.38
--------------------------------------------------------------------------------
Internal capital growth (b)            11.77%    7.32   12.56   11.61     12.02
================================================================================
DIVIDEND PAYOUT RATIOS ON
Operating earnings                     42.26%   40.77   38.29   38.02     39.62
Net income                             43.25%   52.57   38.29   40.09     39.62
================================================================================
SELECTED RATIOS ON
Operating earnings
  Return on assets                      1.56%    1.47    1.50    1.47      1.50
  Return on stockholders' equity (b)   21.22    19.82   20.31   20.42     19.91
Net income
  Return on stockholders' equity (b)   20.74%   15.44   20.36   19.37     19.91


(a)  Based on average balances and net income.
(b) The determination of these ratios exclude average net unrealized gains or losses on debt and equity securities.

Table 4
SELECTED QUARTERLY DATA
-------------------------------------------------------------------------------

                                      1998                                1997
                                    -------- ----------------------------------
                                      First  Fourth    Third   Second    First
(Dollars in millions)               Quarter  Quarter  Quarter Quarter  Quarter
-------------------------------------------------------------------------------
FIRST UNION MORTGAGE CORPORATION
  PERMANENT LOAN ORIGINATIONS
  Residential
    Direct (a)                     $  1,812   1,448    1,218    1,194      967
    Wholesale                         2,175   1,393      981      691      780
===============================================================================
        Total                      $  3,987   2,841    2,199    1,885    1,747
===============================================================================
  VOLUME OF RESIDENTIAL
    LOANS SERVICED                 $ 64,344  64,363   64,471   63,772   63,133
===============================================================================
FIRST UNION CORPORATION
  OTHER DATA
  ATMs                                3,631   3,701    3,645    3,565    3,471
  Employees                          69,416  65,943   66,355   67,076   67,883
===============================================================================

(a)  Includes originations of affiliated banks.

Table 5
SECURITIES AVAILABLE FOR SALE

-------------------------------------------------------------------------------------------------------
                                                                                         March 31, 1998
                        -------------------------------------------------------------------------------

                                                                  Gross Unrealized             Average
                         1 Year     1-5    5-10   After 10        ---------------- Amortized  Maturity
(In millions)           or Less    Years   Years   Years   Total   Gains    Losses   Cost     in Years
-------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury            $  610    1,033   3,409     195    5,247  (104)    19      5,162    $  7.56
U.S. Government agencies    719    6,678  11,649      50   19,096  (256)     4     18,844       5.66
CMOs                        180    4,098     880     173    5,331   (29)    21      5,323       5.25
State, county and
  municipal                  11       26      23      69      129    --     --        129      12.57
Other                        79    2,365     876   1,265    4,585  (125)    16      4,476       5.56
-------------------------------------------------------------------------------------------------------
        Total           $ 1,599   14,200  16,837   1,752   34,388  (514)    60     33,934    $  5.93
=======================================================================================================
MARKET VALUE
Debt securities         $ 1,598   14,200  16,837     779   33,414  (438)    52     33,028
Sundry securities             1       --      --     973      974   (76)     8        906
-----------------------------------------------------------------------------------------
        Total           $ 1,599   14,200  16,837   1,752   34,388  (514)    60     33,934
=========================================================================================
AMORTIZED COST
Debt securities         $ 1,592   14,017  16,648     771   33,028
Sundry securities             1       --      --     905      906
-----------------------------------------------------------------
        Total           $ 1,593   14,017  16,648   1,676   33,934
=================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury            5.69%    6.21    6.10    6.68     6.13
  U.S. Government
    agencies               6.44     7.02    7.04    7.30     7.01
  CMOs                     7.31     6.96    6.11    5.81     6.79
  State, county and
    municipal              8.24     6.35    6.62    6.89     6.85
  Other                    6.30     5.53    5.36    6.30     5.72
  Consolidated             6.36%    6.69    6.71    6.35     6.67
=================================================================

     Included in "U.S. Government agencies" and "Other" at March 31, 1998, are $2.8 billion of securities that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged utilizing both on- and off-balance sheet instruments to minimize the exposure to currency revaluation risks. At March 31, 1998, these securities had a weighted average maturity of
4.08 years and a weighted average yield of 5.15 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 6.65 percent based on a weighted average funding cost differential of (1.50) percent.

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at March 31, 1998. Average maturity in years excludes preferred and common stocks and money market funds.

     Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of
7.25 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 9.5 percent in Connecticut.

     There were forward commitments to purchase securities at a cost of $311 million that had a market value of $311 million at March 31, 1998. Gross gains and losses realized on the sale of debt securities for the three months ended March 31, 1998 were $27 million and $7 million, respectively. There were no gains or losses on sundry securities.

Table 6
INVESTMENT SECURITIES

-------------------------------------------------------------------------------------------------------
                                                                                         March 31, 1998
                        -------------------------------------------------------------------------------


                                                                  Gross Unrealized             Average
                         1 Year     1-5    5-10   After 10        ---------------- Market     Maturity
(In millions)           or Less    Years   Years   Years   Total   Gains    Losses  Value     in Years
-------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Treasury           $    42       3       1      --      46      --      --      46        0.37
U.S. Government
  agencies                   66     830     300      23   1,219      28     (1)   1,246        3.99
CMOs                         36     327      33      41     437       7      --     444        3.72
State, county and
  municipal                  91     292     272     316     971     117      --   1,088        7.42
Other                        20      48      25     406     499       2    (10)     491       21.80
----------------------------------------------------------------------------------------------------
        Total           $   255   1,500     631     786   3,172     154    (11)   3,315        7.75
====================================================================================================
CARRYING VALUE
Debt securities         $   250   1,500     631     499   2,880     154     (2)  3,032
Sundry securities             5      --      --     287     292     --      (9)    283
---------------------------------------------------------------------------------------
        Total           $   255   1,500     631     786   3,172     154    (11)  3,315
=======================================================================================
MARKET VALUE
Debt securities         $   251   1,546     670      565   3,032
Sundry securities             5      --      --      278     283
-----------------------------------------------------------------
        Total           $   256   1,546     670      843   3,315
=================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury            4.08%   6.42     6.00      --    4.29
  U.S. Government
    agencies               6.00    7.31     6.83    8.25    7.14
  CMOs                     7.70    7.47     5.70    6.35    7.25
  State, county and
    municipal              9.61    9.63    10.35   11.82   10.54
  Other                    7.05    6.89     6.25    6.38    6.45
  Consolidated             7.29%   7.78     8.27    8.62    8.05
=================================================================

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at March 31, 1998.

     Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of
7.25 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 9.5 percent in Connecticut.

     There were no commitments to purchase or sell investment securities at March 31, 1998. There were no gains or losses realized on investment securities for the three months ended March 31, 1998.

Table 7
LOANS

--------------------------------------------------------------------------------------
                                            1998                                  1997
                                          -------- -----------------------------------

                                            First   Fourth    Third   Second    First
(In millions)                             Quarter  Quarter  Quarter  Quarter   Quarter
--------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural  $  46,266   46,117   45,007   44,440   43,013
Real estate - construction and other        2,957    3,037    3,156    3,284    3,421
Real estate - mortgage                     12,994   13,160   13,228   13,604   13,882
Lease financing                             8,407    8,610    8,307    8,182    6,976
Foreign                                     4,050    3,885    3,278    3,441    2,999
--------------------------------------------------------------------------------------
        Total commercial                   74,674   74,809   72,976   72,951   70,291
--------------------------------------------------------------------------------------
RETAIL
Real estate - mortgage                     29,612   28,998   30,131   30,721   31,507
Installment loans - Bankcard (a)            3,639    3,914    6,824    7,164    7,129
Installment loans - other                  23,179   22,271   24,589   24,564   24,157
Vehicle leasing                             5,490    5,331    4,971    4,834    4,691
--------------------------------------------------------------------------------------
        Total retail                       61,920   60,514   66,515   67,283   67,484
--------------------------------------------------------------------------------------
        Total loans                       136,594  135,323  139,491  140,234  137,775
Unearned income                             3,502    3,636    3,525    3,558    2,936
--------------------------------------------------------------------------------------
        Loans, net                      $ 133,092  131,687  135,966  136,676  134,839
======================================================================================

(a) Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts.

Table 8
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

-------------------------------------------------------------------------------------------
                                                  1998                                1997
                                                -------- ----------------------------------
                                                  First   Fourth   Third   Second    First
(In millions)                                   Quarter  Quarter  Quarter  Quarter Quarter
-------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of quarter                    $1,847    2,175   2,181    2,191    2,212
Provision for loan losses                           135      445     225      228      205
Allowance relating to loans acquired,
  transferred to accelerated
  disposition or sold                                 9     (579)     --       --      (17)
Loan losses, net                                   (129)    (194)   (231)    (238)    (209)
-------------------------------------------------------------------------------------------
Balance, end of quarter                          $1,862    1,847   2,175    2,181    2,191
===========================================================================================
(as a % of loans, net)                             1.40%    1.40    1.60     1.60     1.60
===========================================================================================
(as a % of nonaccrual and restructured loans)       210%     211     247      242      232
===========================================================================================
(as a % of nonperforming assets)                    186%     186     218      213      203
===========================================================================================
LOAN LOSSES
Commercial, financial and agricultural           $   37       70      37       39       26
Real estate - commercial construction
  and mortgage                                        9       11      12       12       15
Real estate - residential mortgage                   11       15       9       18       11
Installment loans - Bankcard                         56       90     144      145      132
Installment loans - other and Vehicle leasing        67       64      75       75       75
-------------------------------------------------------------------------------------------
        Total                                       180      250     277      289      259
-------------------------------------------------------------------------------------------
LOAN RECOVERIES
Commercial, financial and agricultural               24       26      13       15       20
Real estate - commercial construction and mortgage    5        7       5        7        4
Real estate - residential mortgage                    1        2       3        3        2
Installment loans - Bankcard                          4        7      11        9        8
Installment loans - other and Vehicle leasing        17       14      14       17       16
-------------------------------------------------------------------------------------------
        Total                                        51       56      46       51       50
-------------------------------------------------------------------------------------------
        Loan losses, net                         $  129      194     231      238      209
===========================================================================================
(as % of average loans, net) (a)                   0.39%    0.58    0.68     0.71     0.62
===========================================================================================
(as % of average loans, net,
  excluding Bankcard) (a)                          0.24%    0.35    0.30     0.32     0.27
===========================================================================================
NONPERFORMING ASSETS
Nonaccrual loans
  Commercial loans                               $  410      384     346      366      341
  Commercial real estate loans                      130      135     158      175      204
  Consumer real estate loans                        234      233     233      224      259
  Installment loans                                 114      124     143      136      131
-------------------------------------------------------------------------------------------
        Total nonaccrual loans                      888      876     880      901      935
Restructured loans                                    1        2       1        2       11
Foreclosed properties                               114      113     119      120      132
-------------------------------------------------------------------------------------------
        Total nonperforming assets               $1,003      991   1,000    1,023    1,078
===========================================================================================
(as % of loans, net and foreclosed properties)     0.75%    0.75    0.73     0.75     0.79
===========================================================================================
Accruing loans past due 90 days                  $  328      326     416      428      431
===========================================================================================

(a) Annualized.

Table 9
INTANGIBLE ASSETS

---------------------------------------------------------------------------------------------
                                                   1998                                 1997
                                                 -------- -----------------------------------
                                                   First   Fourth    Third   Second    First
(In millions)                                    Quarter  Quarter  Quarter  Quarter  Quarter
---------------------------------------------------------------------------------------------
MORTGAGE AND OTHER SERVICING ASSETS            $     443      427      384      370      325
=============================================================================================
CREDIT CARD PREMIUM                            $      21       24       26       29       32
=============================================================================================
OTHER INTANGIBLE ASSETS
Goodwill                                       $   2,479    2,465    2,502    2,545    2,591
Deposit base premium                                 443      473      512      546      579
Other                                                  8       10       12       11       13
---------------------------------------------------------------------------------------------
        Total                                  $   2,930    2,948    3,026    3,102    3,183
=============================================================================================

Table 10
FORECLOSED PROPERTIES

---------------------------------------------------------------------------------------------
                                                    1998                                 1997
                                                  -------- ----------------------------------
                                                   First   Fourth   Third   Second    First
(In millions)                                     Quarter  Quarter  Quarter  Quarter  Quarter
---------------------------------------------------------------------------------------------
Foreclosed properties                             $  129      129     135      137      149
---------------------------------------------------------------------------------------------
Allowance for foreclosed properties,
  beginning of quarter                                16       16      17       17       17
Provision for foreclosed properties                   --        1      --        1       --
Dispositions, net                                     (1)      (1)     (1)      (1)      --
---------------------------------------------------------------------------------------------
Allowance for foreclosed properties,
  end of quarter                                      15       16      16       17       17
---------------------------------------------------------------------------------------------
Foreclosed properties, net                        $  114      113     119      120      132
=============================================================================================


Table 11
DEPOSITS
--------------------------------------------------------------------------------------------------------------------

                                                          1998                                                 1997
                                                  -------------  ---------------------------------------------------

                                                         First       Fourth         Third       Second        First
(In millions)                                          Quarter      Quarter       Quarter      Quarter      Quarter
--------------------------------------------------------------------------------------------------------------------
CORE DEPOSITS
Noninterest-bearing                            $        30,530       31,005        29,676       30,374       28,935
Savings and NOW accounts                                37,256       37,281        36,432       36,603       36,594
Money market accounts                                   22,864       21,240        20,383       20,227       20,489
Other consumer time                                     38,023       37,324        38,806       40,017       41,006
--------------------------------------------------------------------------------------------------------------------
        Total core deposits                            128,673      126,850       125,297      127,221      127,024
Foreign                                                  2,723        3,928         2,147        3,295        2,174
Other time                                               6,738        6,299         5,700        4,686        4,171
--------------------------------------------------------------------------------------------------------------------
        Total deposits                         $       138,134      137,077       133,144      135,202      133,369
=====================================================================================================================


Table 12
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE
---------------------------------------------------------------------------
                                                             March 31, 1998
                                                   ------------------------
                                                      Time          Other
(In millions)                                      Certificates     Time
---------------------------------------------------------------------------
MATURITY OF
3 months or less                                      $ 4,180        --
Over 3 months through 6 months                          2,018        --
Over 6 months through 12 months                         2,540        --
Over 12 months                                          2,935        --
---------------------------------------------------------------------------
        Total                                         $11,673        --
===========================================================================

Table 13
LONG-TERM DEBT

---------------------------------------------------------------------------------------------------------------------------
                                                                            1998                                       1997
                                                                         -----------  -------------------------------------

                                                                            First     Fourth    Third     Second     First
(In millions)                                                             Quarter    Quarter   Quarter   Quarter    Quarter
---------------------------------------------------------------------------------------------------------------------------
DEBENTURES AND NOTES ISSUED BY THE
  PARENT COMPANY
  7-1/2% debentures                                                        $    --        --        --        16        16
  Notes
    Floating rate extendible, due June 15, 2005                                 10        10        10        10        10
    6.60%, due June 15, 2000                                                   249       249       249       249       --
    Floating rate                                                               --       300       300       300       300
    6-3/4%                                                                      --       250       250       250       250
  Subordinated notes
    7.18%, due April 15, 2011                                                   59        59        59        59        59
    8%, due August 15, 2009                                                    149       149       149       149       149
    6-3/8%, due January 15, 2009                                               148       148       148       148       148
    6%, due October 30, 2008                                                   198       198       198       198       198
    7-1/2%, due  July 15, 2006                                                 298       298       298       298       297
    7%, due March 15, 2006                                                     199       199       199       198       198
    6-7/8%, due September 15, 2005                                             249       249       249       249       249
    7.05%, due August 1, 2005                                                  248       248       248       248       248
    6-5/8%, due July 15, 2005                                                  249       249       248       248       248
    8.77%, due November 15, 2004                                               149       149       149       149       149
    Floating rate, due July 22, 2003                                           149       149       149       149       149
    7-1/4%, due February 15, 2003                                              149       149       149       149       149
    8%, due November 15, 2002                                                  224       224       224       224       224
    8-1/8%, due June 24, 2002                                                  249       249       249       249       249
    9.45%, due August 15, 2001                                                 149       149       149       148       148
    Fixed rate medium-term, varying rates and terms
      to June 5, 2001                                                           54        54        54        54        54
    9.45%, due June 15, 1999                                                   249       249       249       249       249
  Subordinated debentures
    6.55%, due October 15, 2035                                                249       249       249       249       249
    7-1/2%, due April 15, 2035                                                 247       246       246       246       246
    6.824%/7.574%, due August 1, 2026                                          298       298       298       298       298
---------------------------------------------------------------------------------------------------------------------------
        Total debentures and notes issued by the Parent Company              4,222     4,771     4,770     4,784     4,534
---------------------------------------------------------------------------------------------------------------------------
DEBENTURES AND NOTES OF SUBSIDIARIES
Debentures and notes
  9-3/4%, due September 1, 2003                                                119       120       121       122       156
  Variable rate medium-term, varying rates and terms
   to November 5, 2001                                                       1,550     1,640     1,615     1,542     1,517
  Varying rates and terms to January 26, 2004                                  161        62        59        57        69
  Floating rate, due October 29, 2002                                          500       500        --        --        --
  6-5/8%, due June 15, 2000                                                    150       150       150       150       150
Subordinated notes
  Bank, varying rates and terms to December 15, 2036                         1,611     1,205       973       875     1,372
  6-3/4%, due November 15, 2006                                                198       199       199       199       199
  6-5/8%, due March 15, 2005                                                   174       174       174       174       174
  5-7/8%, due October 15, 2003                                                 200       200       200       200       200
  6.80%, due June 15, 2003                                                     149       149       149       149       149
  9-3/8%, due April 15, 2003                                                   100       100       100       100       100
  6-5/8%, due March 15, 2003                                                   149       149       149       149       149
  7-7/8%, due July 15, 2002                                                    100       100       100       100       100
  9-5/8%, due February 15, 2001                                                150       150       150       150       150
  9-5/8%, due August 15, 1999                                                  150       150       150       150       149
  9-5/8%, due June 1, 1999                                                     100       100       100       100       100
  Floating rate, due April 15, 1998                                            100       100       100       100       100
  Floating rate                                                                 --        --        --        --        50
Subordinated capital notes
  9-5/8%, due June 15, 1999                                                     75        75        75        75        74
  9-7/8%, due May 15, 1999                                                      75        75        75        75        75
  8-1/2%                                                                        --       149       149       149       149
10-1/2% collateralized mortgage obligations                                     --        --        31        33        35
---------------------------------------------------------------------------------------------------------------------------
        Total debentures and notes of subsidiaries                           5,811     5,547     4,819     4,649     5,217
---------------------------------------------------------------------------------------------------------------------------
OTHER DEBT
Advances from the Federal Home Loan Bank                                     1,935     1,385     1,570       880       933
Mortgage notes and other debt                                                   10        16        17       213        49
Capitalized leases                                                              32        33        33        33        34
---------------------------------------------------------------------------------------------------------------------------
        Total other debt                                                     1,977     1,434     1,620     1,126     1,016
---------------------------------------------------------------------------------------------------------------------------
        Total                                                              $12,010    11,752    11,209    10,559    10,767
===========================================================================================================================

Table 14
CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                               Twelve
                                                               Months         1998                                             1997
                                                               Ended         -------     -------------------------------------------
                                                              Mar. 31,        First      Fourth      Third       Second       First
(In millions)                                                   1998         Quarter     Quarter     Quarter     Quarter     Quarter
------------------------------------------------------------------------------------------------------------------------------------
Balance, beginning of period                                   $ 13,843      15,269      14,823      14,094      13,843      14,628
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income
  Net income                                                      2,796         790         576         748         682         703
  Unrealized gain (loss) on debt and
    equity securities, net                                          410           4          70         134         202        (149)
------------------------------------------------------------------------------------------------------------------------------------
       Total comprehensive income                                 3,206         794         646         882         884         554
------------------------------------------------------------------------------------------------------------------------------------
Purchase of common stock                                         (1,695)       (531)       (326)       (312)       (526)     (1,196)
Common stock issued for stock options exercised                     986         339         413          79         155         112
Common stock issued through dividend
  reinvestment plan                                                  62          27          16           8          11          21
Common stock issued through public offering                         358          --          --         358          --          --
Common stock issued for acquisitions                                249         249          --          --          --           3
Cash dividends paid                                              (1,203)       (341)       (303)       (286)       (273)       (279)
------------------------------------------------------------------------------------------------------------------------------------
Balance, end of period                                         $ 15,806      15,806      15,269      14,823      14,094      13,843
------------------------------------------------------------------------------------------------------------------------------------

Table 15
CAPITAL RATIOS
--------------------------------------------------------------------------------

                                                       1998                                                                   1997
                                                    ----------         ------------------------------------------------------------
                                                       First            Fourth            Third            Second            First
(In millions)                                         Quarter           Quarter          Quarter           Quarter          Quarter
-----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
  Tier 1 capital                                    $  14,500             13,972           12,604           11,814           11,694
  Total capital                                        21,911             21,585           20,231           18,839           18,523
Adjusted risk-based assets                            167,348            165,802          153,278          150,004          147,012
Adjusted leverage ratio assets                      $ 207,973            197,075          183,359          175,480          170,259
Ratios
  Tier 1 capital                                         8.66%              8.43             8.22             7.88             7.95
  Total capital                                         13.09              13.02            13.20            12.56            12.60
  Leverage                                               6.97               7.09             6.87             6.73             6.87
STOCKHOLDERS' EQUITY TO ASSETS (a)
  Quarter-end                                            7.18               7.42             7.31             6.99             7.15
  Average                                                7.49%              7.51             7.29             7.15             7.51
-----------------------------------------------------------------------------------------------------------------------------------
BANK CAPITAL RATIOS (b)
Tier 1 capital
  First Union National Bank                              7.49%              6.97             7.13             6.75             6.51
  First Union Bank of Delaware                          13.75              11.83            13.72            14.16            13.86
  First Union Home Equity Bank                          11.41              10.95            10.23             9.68             8.27
Total capital
  First Union National Bank                             10.64              10.20            10.83            10.73            10.11
  First Union Bank of Delaware                          14.27              13.09            14.97            15.42            15.11
  First Union Home Equity Bank                          13.61              13.20            12.39            11.94            10.87
Leverage
  First Union National Bank                              5.90               6.02             5.88             5.48             6.15
  First Union Bank of Delaware                           6.63               6.24             8.31            11.29            11.43
  First Union Home Equity Bank                          10.48%             10.16             9.12             8.44             7.42
-----------------------------------------------------------------------------------------------------------------------------------


(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 to 5.00 percent. The capital ratios presented herein have not been restated to reflect the Signet pooling of interests acquisition. The amounts presented herein have been restated for all periods presented to reflect the Signet pooling of interests acquisition. The amounts presented herein have been restated for all periods presented to reflect the CoreStates acquisition.

(b) The amounts presented herein do not include those of acquired banks.

Table 16
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
--------------------------------------------------------------------------------

                                               Weighted
                                              Average Rate             Estimated
                                  -------------------------   ------------------
                                                              Maturity
March 31, 1998                     Notional                       In        Fair
(In millions)                       Amount   Receive    Pay    Years(b)     Value                    Comments
------------------------------------------------------------------------------------------------------------------------------------
ASSET RATE
  CONVERSIONS
  Interest rate swaps             $ 17,705    6.54%     5.70%    3.98                       Converts floating rate loans to fixed
    Carrying amount                                                      $   60             rate. Adds to liability sensitivity.
    Unrealized gross gain                                                   198             Similar characteristics to a fixed
    Unrealized gross loss                                                   (10)            income security funded with variable
                                                                                            rate liabilities. Includes $3.0 billion
                                                                                            of callable swaps expected to mature in
                                                                                            or before December 1999 if swap rates
                                                                                            are below 7.04 percent.
                                                                        -------
        Total                                                               248
                                                                        -------
  Forward interest rate swaps          725    6.20        --     2.73                       Converts floating rate loans to fixed
    Carrying amount                                                          --             rates in future periods. Effective
    Unrealized gross gain                                                     2             December 1998 with put options on
    Unrealized gross loss                                                    --             forward swaps referenced under "Rate
                                                                                            Sensitivity Hedges" linked to this item
                                                                        -------
        Total                                                                 2
                                                                        -------
  Interest rate floors                 578    6.06      5.72     1.29                       Paid a premium to convert floating rate
    Carrying amount                                                           2             loans to fixed rate when 3 month LIBOR
    Unrealized gross gain                                                     1             is below an average of 6.06 percent.
    Unrealized gross loss                                                    --
                                                                        -------
        Total                                                                 3
                                                                        -------
  Portfolio swaps                      100    8.19      5.78     6.00                       Converts 3 month floating rate treasury
    Carrying amount                                                          --             bill-based portfolio assets to 1 month
    Unrealized gross gain                                                    12             floating rate LIBOR assets.
    Unrealized gross loss                                                    --
                                                                        -------
        Total                                                                12
                                                                        -------
  Mortgage swap                          9    5.70      8.09     5.40                       Offsets interest rate risk in a portion
    Carrying amount                                                          --             of the fixed rate long-term mortgage
    Unrealized gross gain                                                    --             portfolio.
    Unrealized gross loss                                                    --
                                                                        -------
        Total                                                                --
                                                                        -------
  Interest rate caps                    12    8.50      6.99     0.60                       Offsets corresponding rate caps in
    Carrying amount                                                          --             commercial loans.
    Unrealized gross gain                                                    --
    Unrealized gross loss                                                    --
                                                                        -------
        Total                                                                --
------------------------------------------                              -------
        Total asset rate
          conversions             $ 19,129    6.52%     5.70%    3.86   $   265
--------------------------------------------------------------------------------


                                                                     (Continued)

Table 16
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
--------------------------------------------------------------------------------

                                               Weighted
                                              Average Rate             Estimated
                                  --------------------------  ------------------
                                                              Maturity
March 31, 1998                     Notional                       In        Fair
(In millions)                       Amount   Receive    Pay    Years(b)     Value                    Comments
------------------------------------------------------------------------------------------------------------------------------------
LIABILITY RATE
  CONVERSIONS
  Interest rate swaps             $ 10,428    6.73%     6.08%    7.03                        Converts $5.4 billion of fixed rate
    Carrying amount                                                       $   24             long-term debt to floating rate by
    Unrealized gross gain                                                    306             matching the terms of the swap to the
    Unrealized gross loss                                                    (16)            debt issue. Also converts $1.2 billion
                                                                                             of fixed rate CDs to variable rate,
                                                                                             $1.5 billion of fixed rate bank notes
                                                                                             to floating rate, $1.0 billion of fixed
                                                                                             rate capital trust securities to
                                                                                             variable rate, and $1.3 billion of
                                                                                             deposits to variable rate.
                                                                         -------
        Total                                                                314
                                                                         -------
  Forward interest rate swaps          494    6.75        --     2.80                        Converts fixed rate deposit liabilities
    Carrying amount                                                           --             to floating rate in future periods.
    Unrealized gross gain                                                      6
    Unrealized gross loss                                                     --
                                                                         -------
        Total                                                                  6
                                                                         -------
  Interest rate floors                 295    4.57        --     2.73                        $250 million and $45 million offset
    Carrying amount                                                            1             corresponding rate purchased floors
    Unrealized gross gain                                                     --             in long-term debt and 2 year floating
    Unrealized gross loss                                                     (1)            rate retail deposits, respectively.
                                                                         -------
        Total                                                                 --
------------------------------------------                               -------
        Total liability rate
          conversions             $ 11,217    6.67%     6.08%    6.73     $  320
--------------------------------------------------------------------------------


                                                                     (Continued)
                                      T-20

Table 16
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
--------------------------------------------------------------------------------

                                               Weighted
                                              Average Rate             Estimated
                                  -------------------------   ------------------
                                                              Maturity
March 31, 1998                     Notional                       In        Fair
(In millions)                       Amount   Receive    Pay    Years(b)     Value                    Comments
------------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY
  HEDGES
  Put options on forward swaps      $  725      --%     6.20%    0.71                        Paid a premium for the right to
    Carrying amount                                                        $   3             terminate $725 million of forward
    Unrealized gross gain                                                     --             interest rate swaps based on
    Unrealized gross loss                                                     --             interest rates in effect in December
                                                                                             1998.  Reduces liability sensitivity.
                                                                         -------
        Total                                                                  3
                                                                         -------
  Call options on forward swaps        200      --        --     6.40                        Paid a premium for the right to extend
    Carrying amount                                                            3             interest rate swaps hedging $50
    Unrealized gross gain                                                      1             million of deposits and other
    Unrealized gross loss                                                     --             borrowings if LIBOR rates rise above a
                                                                                             certain level, and to execute interest
                                                                                             rate swaps to convert $150 million of
                                                                                             long-term fixed rate debt into
                                                                                             floating rate.
                                                                         -------
        Total                                                                  4
                                                                         -------
  Interest rate caps (LIBOR)           148    5.68      7.03     1.73                        Paid a premium for the right to lock
    Carrying amount                                                            1             in 3 month LIBOR reset rates on
    Unrealized gross gain                                                     --             pay variable rate swaps.
    Unrealized gross loss                                                     (1)
                                                                         -------
        Total                                                                 --
                                                                         -------
  Periodic caps                        383      --      7.85     8.16                        Paid a premium for the right to lock
    Carrying amount                                                            5             in 1 year LIBOR reset rates for the
    Unrealized gross gain                                                     --             purpose of converting floating rate
    Unrealized gross loss                                                     --             liabilities to fixed rate.
                                                                         -------
        Total                                                                  5
                                                                         -------
  Interest rate caps (CMT)           2,200      --      5.70     3.71                        Paid a premium for the right to lock
    Carrying amount                                                           26             in 1 year Treasury rates for the
    Unrealized gross gain                                                     --             purpose of converting floating rate
    Unrealized gross loss                                                    (4)             liabilities to fixed rate.
                                                                         -------
        Total                                                                 22
                                                                         -------
  Interest rate floors                 525    6.94        --     1.30                        Paid a premium for the right to
    Carrying amount                                                            2             receive a fixed rate if LIBOR is
    Unrealized gross gain                                                      5             below 6.94 percent.  Adds to
    Unrealized gross loss                                                                    liability sensitivity when rates are
                                                                              --             below 6.94 percent.
                                                                         -------
        Total                                                                  7
                                                                         -------
  Interest rate caps                   100      --      6.00     1.00                        Received a premium for the
    Carrying amount                                                           --             obligation to pay a fixed rate when
    Unrealized gross gain                                                     --             rates are above 6.00 percent.  Adds
    Unrealized gross loss                                                     --             to liability sensitivity when rates are
                                                                                             above 6.00 percent.
                                                                         -------
        Total                                                                 --
                                                                         -------


                                                                     (Continued)
                                      T-21

Table 16
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
--------------------------------------------------------------------------------

                                               Weighted
                                              Average Rate             Estimated
                                  -------------------------   ------------------
                                                              Maturity
March 31, 1998                     Notional                       In        Fair
(In millions)                       Amount   Receive    Pay    Years(b)     Value                    Comments
------------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY
  HEDGES (continued)
  Forward rate locks                   185      --        --     0.30                        Offsets interest rate risk and
    Carrying amount                                                           --             corresponding price risk associated
    Unrealized gross gain                                                     --             with the anticipated sale of 10- and
    Unrealized gross loss                                                     --             15-year fixed rate home equity loans.
                                                                         -------
        Total                                                                 --
                                                                         -------
  Short eurodollar futures           7,594      --      6.20     0.31                        Locks in 3 month LIBOR reset rates
    Carrying amount                                                           --             on pay variable rate swaps. $4.8
    Unrealized gross gain                                                     --             billion effective June 1998 and $2.8
    Unrealized gross loss                                                     (9)            billion effective September 1998.
                                                                         -------
        Total                                                                 (9)
                                                                         -------
  Long eurodollar futures            2,170    6.56        --     1.03                        Converts floating rate LIBOR-based
    Carrying amount                                                           --             loans to fixed rate. Adds to liability
    Unrealized gross gain                                                      4             sensitivity. Similar characteristics to
    Unrealized gross loss                                                     --             fixed income security funded with
                                                                                             variable rate liabilities. $500 million
                                                                                             effective December 1998, March,
                                                                                             June and September 1999.  $170
                                                                                             million converts 1 month floating
                                                                                             rate loans to 3 month fixed rate loans.
                                                                         -------
        Total                                                                  4
                                                                         -------
  Call options on eurodollar
    futures                            512    6.84        --     0.34                        Paid a premium for the right to buy
      Carrying amount                                                         --             Eurodollar futures that convert
      Unrealized gross gain                                                    1             floating rate LIBOR-based loans to
      Unrealized gross loss                                                   --             fixed rate. Interest rate risk limited
                                                                                             to premium paid.  $256 million
                                                                                             effective June 1998 and September 1998.
                                                                         -------
        Total                                                                  1
------------------------------------------                               -------
        Total rate sensitivity
          hedges                  $ 14,742    6.62%     6.16%    1.28     $   37
--------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

(b) Estimated maturity approximates average life except for eurodollar futures, average life of .25 years. London Interbank Offered Rates (LIBOR) - The average of interbank offered rates on dollar deposits in the London market, based on quotations at five major banks. Weighted average pay rates are generally based on one to six month LIBOR. Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the pay rates in effect as of March 31, 1998. Weighted average receive rates are fixed rates set at the time the contract was transacted. Carrying amount includes accrued interest receivable/payable and unamortized premiums paid/received.

Table 17

OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES (a)

-------------------------------------------------------------------------------------------------------------
March 31, 1998                   1 Year         1 - 2         2 - 5        5 - 10        After 10
(In millions)                   or Less         Years         Years         Years         Years         Total
-------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS
Notional amount                 $  2,374        1,024        11,088         4,641             2        19,129
Weighted average receive rate       5.89%        6.87          6.57          6.70          6.80          6.52
Estimated fair value            $     10           13           206            36           --            265
-------------------------------------------------------------------------------------------------------------
LIABILITY RATE CONVERSIONS
Notional amount                 $  2,723          901         2,353         3,352         1,888        11,217
Weighted average receive rate       5.79%        7.39          6.88          6.76          7.29          6.67
Estimated fair value            $     (8)          22            77           128           101           320
-------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY HEDGES
Notional amount                 $ 10,566        1,400         2,270           466            40        14,742
Weighted average receive rate       6.50%        6.39          5.71          8.30          7.77          6.62
Estimated fair value            $     (2)           6            22            11           --             37
-------------------------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities. Pay rates are generally based on one to six month LIBOR and reset at predetermined reset dates. Current pay rates are not necessarily indicative of future pay rates, and therefore, they have been excluded from the above table. Weighted average pay rates are indicated in Table 16.

Table 18
OFF-BALANCE SHEET DERIVATIVES ACTIVITY (a)

-----------------------------------------------------------------------------------------
                                      Asset      Liability           Rate
                                       Rate           Rate    Sensitivity
(In millions)                   Conversions    Conversions         Hedges          Total
-----------------------------------------------------------------------------------------
Balance, December 31, 1997         $ 17,713         11,422         20,781         49,916
Additions                             1,753            549            135          2,437
Maturities/Amortizations               (337)          (754)        (6,074)        (7,165)
Terminations                           --             --             (100)          (100)
-----------------------------------------------------------------------------------------
Balance, March 31, 1998            $ 19,129         11,217         14,742         45,088
-----------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

FIRST UNION CORPORATION
NET INTEREST INCOME SUMMARIES

------------------------------------------------------------------------------------------------------------------------------------
                                                                      FIRST QUARTER 1998                 FOURTH QUARTER 1997
                                                              ---------------------------------   ----------------------------------
                                                                                       Average                              Average
                                                                            Interest     Rates                   Interest     Rates
                                                               Average      Income/     Earned/     Average       Income/    Earned/
(In millions)                                                 Balances      Expense       Paid     Balances       Expense      Paid
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                                $  2,915           41       5.73%    $  3,718            55      5.75%
Federal funds sold and securities
  purchased under resale agreements                              9,704          128       5.35        7,609           106      5.46
Trading account assets (a)                                       5,878           96       6.66        6,736           109      6.45
Securities available for sale (a)                               30,523          504       6.70       21,590           363      6.76
Investment securities (a)
  U.S. Government and other                                      2,051           38       7.43        2,257            43      7.07
  State, county and municipal                                      990           23       9.56        1,034            27      9.46
-----------------------------------------------------------------------------------                 ---------------------
        Total investment securities                              3,041           61       8.13        3,291            70      7.82
-----------------------------------------------------------------------------------                 ---------------------
Loans
  Commercial
    Commercial, financial and agricultural                      45,552          897       7.99       44,948           891      7.86
    Real estate - construction and other                         2,973           63       8.63        3,124            68      8.56
    Real estate - mortgage                                      12,898          266       8.35       13,020           288      8.80
    Lease financing                                              4,249          114      10.83        4,380           115     10.45
    Foreign                                                      4,003           66       6.68        3,668            61      6.64
-----------------------------------------------------------------------------------                 ---------------------
        Total commercial                                        69,675        1,406       8.18       69,140         1,423      8.17
-----------------------------------------------------------------------------------                 ---------------------
  Retail
    Real estate - mortgage                                      29,618          571       7.82       29,890           579      7.68
    Installment loans - Bankcard (c)                             3,726          159      17.34        6,646           273     16.28
    Installment loans - other and
      Vehicle leasing                                           28,015          664       9.61       28,443           686      9.57
-----------------------------------------------------------------------------------                 ---------------------
        Total retail                                            61,359        1,394       9.21       64,979         1,538      9.39
-----------------------------------------------------------------------------------                 ---------------------
        Total loans                                            131,034        2,800       8.66      134,119         2,961      8.76
-----------------------------------------------------------------------------------                 ---------------------
        Total earning assets                                   183,095        3,630       8.04      177,063         3,664      8.21
                                                                              ----------------                      ---------------
Cash and due from banks                                          8,936                                8,880
Other assets                                                    18,470                               13,982
----------------------------------------------------------------------                            ---------
        Total assets                                          $210,501                             $199,925
----------------------------------------------------------------------                            ---------
LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                                    33,428          233       2.83       32,023           234      2.90
    Money market accounts                                       26,225          192       2.96       25,553           193      2.99
    Other consumer time                                         37,425          488       5.29       37,583           496      5.23
    Foreign                                                      2,914           38       5.35        2,351            34      5.73
    Other time                                                   6,556          106       6.54        6,611           102      6.14
-----------------------------------------------------------------------------------                 ---------------------
        Total interest-bearing deposits                        106,548        1,057       4.03      104,121         1,059      4.03
  Federal funds purchased and securities
    sold under repurchase agreements                            29,818          370       5.03       24,010           306      5.06
  Commercial paper                                               1,939           26       5.43        1,931            33      6.81
  Other short-term borrowings                                    7,567          104       5.56        6,341            96      6.00
  Long-term debt                                                11,914          185       6.31       11,636           187      6.38
-----------------------------------------------------------------------------------                 ---------------------
        Total interest-bearing liabilities                     157,786        1,742       4.48      148,039         1,681      4.51
                                                                              ----------------                      ---------------
  Noninterest-bearing deposits                                  27,968                               28,865
  Other liabilities                                              7,242                                6,275
  Guaranteed preferred beneficial interests                      1,734                                1,733
  Stockholders' equity                                          15,771                               15,013
----------------------------------------------------------------------                            ---------
         Total liabilities and
           stockholders' equity                               $210,501                             $199,925
----------------------------------------------------------------------                            ---------
Interest income and rate earned                                            $  3,630       8.04%                  $  3,664      8.21%
Interest expense and equivalent rate paid                                     1,742       3.86                      1,681      3.77
----------------------------------------------------------------------------------------------    ----------------------------------
Net interest income and margin                                           $  1,888         4.18%                  $  1,983      4.44%
----------------------------------------------------------------------------------------------    ----------------------------------

(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of
7.25 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 9.5 percent in Connecticut. Lease financing amounts include related deferred income taxes.

-----------------------------------------------------------------------------------------------------------------------
                    THIRD QUARTER 1997                      SECOND QUARTER 1997                      FIRST QUARTER 1997
--------------------------------------     ------------------------------------     -----------------------------------
                               Average                                  Average                                 Average
              Interest           Rates                  Interest          Rates                 Interest          Rates
   Average      Income/         Earned/     Average       Income/        Earned/     Average      Income/        Earned/
  Balances     Expense            Paid     Balances      Expense           Paid     Balances     Expense           Paid
-----------------------------------------------------------------------------------------------------------------------
$    3,413          49            5.70%   $   2,848           41           5.65%   $   2,741          37           5.57%

     7,691         106            5.48        7,268          101           5.55        6,288          86           5.57
     5,618          94            6.65        4,606           78           6.80        3,696          60           6.52
    21,122         366            6.87       21,688          378           7.00       18,952         316           6.75

     2,418          42            7.12        2,527           47           7.36        2,713          47           7.07
     1,069          25            9.38        1,103           26           9.50        1,135          27           9.64
----------------------                    ----------------------                   ---------------------
     3,487          67            7.81        3,630           73           8.01        3,848          74           7.83
----------------------                    ----------------------                   ---------------------


    43,430         880            8.05       42,892          873           8.16       41,154         820           8.08
     3,231          74            9.19        3,380           77           9.12        3,448          74           8.68
    13,518         296            8.68       13,623          298           8.79       14,003         298           8.62
     4,398         113           10.19        4,254          106           9.99        3,789          89           9.57
     3,415          55            6.35        3,384           54           6.46        2,921          45           6.20
----------------------                    ----------------------                   ---------------------
    67,992       1,418            8.28       67,533        1,408           8.36       65,315       1,326           8.23
----------------------                    ----------------------                   ---------------------

    30,671         598            7.74       31,604          611           7.76       33,109         638           7.82
     6,997         272           15.44        7,187          262          14.61        7,191         251          14.16

    29,189         713            9.69       28,954          696           9.64       28,200         678           9.75
----------------------                    ----------------------                   ---------------------
    66,857       1,583            9.40       67,745        1,569           9.29       68,500       1,567           9.28
----------------------                    ----------------------                   ---------------------
   134,849       3,001            8.83      135,278        2,977           8.82      133,815       2,893           8.77
----------------------                    ----------------------                   ---------------------
   176,180       3,683            8.30      175,318        3,648           8.34      169,340       3,466           8.30
               -----------------------                   ----------------------                  ----------------------
     8,499                                    8,673                                     8,729
    12,835                                   12,433                                   12,318
----------                                 --------                                 --------
$  197,514                                $ 196,424                                 $190,387
----------                                ---------                                 --------


    33,170         229            2.74       33,769          221           2.63       33,474         214           2.60
    23,936         181            3.01       23,313          164           2.81       23,306         156           2.72
    39,407         517            5.21       40,349          521           5.18       41,717         533           5.18
     2,629          35            5.20        4,281           56           5.29        3,119          39           5.03
     5,518          85            6.12        4,786           72           6.07        4,569          66           5.82
----------------------                    ----------------------                   ---------------------
   104,660       1,047            3.97      106,498        1,034           3.90      106,185       1,008           3.85

    23,523         301            5.08       23,433          295           5.04       20,015         245           4.97
     2,073          28            5.47        2,152           30           5.50        1,633          21           5.23
     6,951         104            5.95        5,488           84           6.15        3,899          54           5.63
    10,694         177            6.51       10,543          170           6.51       10,783         173           6.50
----------------------                    ----------------------                   ---------------------
   147,901       1,657            4.44      148,114        1,613           4.37      142,515       1,501           4.27
               -----------------------                   ----------------------                  ----------------------
    27,500                                   26,966                                   26,600
     5,988                                    5,568                                    5,451
     1,733                                    1,733                                    1,517
    14,392                                   14,043                                   14,304
----------                                ---------                                ---------
$  197,514                                $ 196,424                                $ 190,387
----------                                ---------                                ---------

               $ 3,683            8.30%                  $ 3,648           8.34%                 $ 3,466           8.30%
                 1,657            3.73                     1,613           3.69                    1,501           3.60
               -----------------------                   ----------------------                  ----------------------
               $ 2,026            4.57%                  $ 2,035           4.65%                 $ 1,965           4.70%
               -----------------------                   ----------------------                  ----------------------

(b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.

(c) Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

------------------------------------------------------------------------------------------------------------------------------------
                                                                       1998                                                    1997
                                                                  ---------      ---------------------------------------------------
                                                                      First       Fourth          Third        Second         First
(In millions, except per share data)                                Quarter       Quarter       Quarter       Quarter       Quarter
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                           $  10,528        10,275         9,827        10,092         9,205
Interest-bearing bank balances                                        2,646         3,832         3,248         3,259         2,590
Federal funds sold and securities
  purchased under resale agreements                                  11,656         7,781         7,037         7,784         6,535
------------------------------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                              24,830        21,888        20,112        21,135        18,330
------------------------------------------------------------------------------------------------------------------------------------
Trading account assets                                                7,008         5,952         8,152         5,720         4,395
Securities available for sale                                        34,388        23,524        21,135        20,931        19,059
Investment securities                                                 3,172         3,526         3,681         3,891         4,024
Loans, net of unearned income                                       133,092       131,687       135,966       136,676       134,839
  Allowance for loan losses                                          (1,862)       (1,847)       (2,175)       (2,181)       (2,191)
------------------------------------------------------------------------------------------------------------------------------------
        Loans, net                                                  131,230       129,840       133,791       134,495       132,648
------------------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                                5,007         4,863         4,855         4,861         4,936
Due from customers on acceptances                                       945         1,496         1,629         1,521         1,354
Other intangible assets                                               2,930         2,948         3,026         3,102         3,183
Other assets                                                         10,556        11,698         6,385         5,986         5,578
------------------------------------------------------------------------------------------------------------------------------------
        Total assets                                              $ 220,066       205,735       202,766       201,642       193,507
------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                                       30,530        31,005        29,676        30,374        28,935
  Interest-bearing deposits                                         107,604       106,072       103,468       104,828       104,434
------------------------------------------------------------------------------------------------------------------------------------
        Total deposits                                              138,134       137,077       133,144       135,202       133,369
Short-term borrowings                                                43,524        31,681        33,784        32,892        27,349
Bank acceptances outstanding                                            940         1,496         1,627         1,516         1,353
Other liabilities                                                     7,911         6,725         6,445         5,645         5,092
Long-term debt                                                       12,010        11,752        11,209        10,559        10,767
------------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                           202,519       188,731       186,209       185,814       177,930
------------------------------------------------------------------------------------------------------------------------------------
Guaranteed preferred beneficial interests in
   junior subordinated deferrable interest debentures                 1,741         1,735         1,734         1,734         1,734
------------------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock                                                        --            --            --            --            --
Common stock, $3.33-1/3 par value;
  authorized 2,000,000,000 shares                                     3,243         3,203         3,197         3,183         3,214
Paid-in capital                                                       1,439         1,582         1,484         1,194         1,186
Retained earnings                                                    10,834        10,198         9,926         9,635         9,563
Accumulated other comprehensive income (loss), net                      290           286           216            82          (120)
------------------------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                   15,806        15,269        14,823        14,094        13,843
------------------------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity                $ 220,066       205,735       202,766       201,642       193,507
------------------------------------------------------------------------------------------------------------------------------------
MEMORANDA
Securities available for sale-amortized cost                      $  33,934        23,080        20,797        20,795        19,241
Investment securities-market value                                    3,315         3,670         3,829         4,026         4,138
Stockholders' equity, net of unrealized
  gain (loss) on debt and equity securities                       $  15,806        15,269        14,823        14,094        13,843
Shares outstanding (In thousands)                                   972,775       960,984       958,977       954,902       964,186
------------------------------------------------------------------------------------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------------------------------------------
                                                              1998                                              1997
                                                          --------    ----------------------------------------------
                                                             First     Fourth      Third       Second         First
(In millions, except per share data)                       Quarter    Quarter     Quarter      Quarter      Quarter
--------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                $  2,787      2,946       2,992        2,966        2,883
Interest and dividends on securities available for sale        501        361         364          374          313
Interest and dividends on investment securities
  Taxable income                                                38         42          41           46           47
  Nontaxable income                                             16         18          17           17           18
Trading account interest                                        91        107          94           76           59
Other interest income                                          169        161         155          142          123
--------------------------------------------------------------------------------------------------------------------
        Total interest income                                3,602      3,635       3,663        3,621        3,443
--------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                         1,057      1,059       1,047        1,034        1,008
Interest on short-term borrowings                              500        435         433          409          320
Interest on long-term debt                                     185        187         177          170          173
--------------------------------------------------------------------------------------------------------------------
        Total interest expense                               1,742      1,681       1,657        1,613        1,501
--------------------------------------------------------------------------------------------------------------------
Net interest income                                          1,860      1,954       2,006        2,008        1,942
Provision for loan losses                                      135        445         225          228          205
--------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses          1,725      1,509       1,781        1,780        1,737
--------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Trading account profits                                         35        100          36           75           41
Service charges on deposit accounts                            283        290         283          275          271
Mortgage banking income                                         69         76          62           60           58
Capital management income                                      413        278         272          267          261
Securities available for sale transactions                      23         18          15           10            9
Investment security transactions                                --         --           2            1           --
Fees for other banking services                                 70         56          64           69           74
Equipment lease rental income                                   46         43          48           46           50
Sundry income                                                  438        304         300          238          270
--------------------------------------------------------------------------------------------------------------------
        Total noninterest income                             1,377      1,165       1,082        1,041        1,034
--------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries                                                       822        783         711          720          695
Other benefits                                                 162        150         156          162          173
--------------------------------------------------------------------------------------------------------------------
        Personnel expense                                      984        933         867          882          868
Occupancy                                                      137        131         138          138          137
Equipment                                                      183        165         167          157          160
Advertising                                                     37         36          33           37           35
Telecommunications                                              46         45          40           40           43
Travel                                                          40         40          30           30           25
Postage, printing and supplies                                  61         59          53           53           60
FDIC assessment                                                  6          8           7            7            7
Professional fees                                               70         97          71           67           57
External data processing                                        20         22          25           23           24
Other intangible amortization                                   75         80          78           78           79
Merger-related and restructuring charges                        29        225          --           59           --
Sundry expense                                                 207        325         202          200          193
--------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                            1,895      2,166       1,711        1,771        1,688
--------------------------------------------------------------------------------------------------------------------
Income before income taxes (benefits)                        1,207        508       1,152        1,050        1,083
Income taxes (benefits) (a)                                    417        (68)        404          368          380
--------------------------------------------------------------------------------------------------------------------
        Net income                                        $    790        576         748          682          703
--------------------------------------------------------------------------------------------------------------------
PER SHARE DATA
Basic earnings                                            $   0.82       0.61        0.79         0.72         0.72
Diluted earnings                                              0.81       0.60        0.78         0.70         0.72
Cash dividends                                            $   0.37       0.32        0.32         0.29         0.29
AVERAGE SHARES (In thousands)
Basic                                                      965,120    960,596     946,354      953,612      969,669
Diluted                                                    977,155    972,051     959,013      964,518      981,174
--------------------------------------------------------------------------------------------------------------------


(a) Certain corporate and interstate banking entities were reorganized, which resulted in a reduction in the effective federal income tax rate in the fourth quarter of 1997. This benefit was principally offset by a higher provision for loan losses related to the restructuring of the unsecured consumer loan portfolio.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Three Months Ended
                                                                                                                     March 31,
                                                                                                           -------------------------
(In millions)                                                                                                  1998            1997
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                                 $    790             703
Adjustments to reconcile net income to net cash provided (used) by operating activities
  Accretion and amortization of securities discounts and premiums, net                                           39               7
  Provision for loan losses                                                                                     135             205
  Gain on sale of mortgage servicing rights                                                                      (2)             --
  Securities available for sale transactions                                                                    (23)             (9)
  Depreciation and amortization                                                                                 247             219
  Trading account assets, net                                                                                (1,003)            215
  Mortgage loans held for resale                                                                               (912)            140
  Gain on sale of premises and equipment                                                                         (5)             --
  Gain on sale of assets held for sale                                                                           (1)             (2)
  Other assets, net                                                                                           3,201             240
  Other liabilities, net                                                                                        179            (529)
------------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                                             2,645           1,189
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Increase (decrease) in cash realized from
    Sales of securities available for sale                                                                    3,438           3,045
    Maturities of securities available for sale                                                                 528             727
    Purchases of securities available for sale                                                              (14,791)         (3,858)
    Calls and underdeliveries of investment securities                                                           --               1
    Maturities of investment securities                                                                         496             364
    Purchases of investment securities                                                                         (151)           (204)
    Origination of loans, net                                                                                (1,337)           (585)
    Sales of premises and equipment                                                                              52              24
    Purchases of premises and equipment                                                                        (305)           (201)
    Other intangible assets, net                                                                                (11)             (8)
    Purchase of bank owned separate account life insurance                                                      (31)             --
    Cash equivalents acquired, net of purchases of banking organizations                                         80              --
------------------------------------------------------------------------------------------------------------------------------------
        Net cash used by investing activities                                                               (12,032)           (695)
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in cash realized from
    Deposits, net                                                                                               810          (3,060)
    Securities sold under repurchase agreements and other short-term borrowings, net                         11,729            (270)
    Issuances of guaranteed preferred beneficial interests                                                       --             945
    Issuances of long-term debt                                                                               1,647              26
    Payments of long-term debt                                                                               (1,351)            (75)
    Sales of common stock                                                                                       366             133
    Purchases of common stock                                                                                  (531)         (1,196)
    Cash dividends paid                                                                                        (341)           (279)
------------------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities                                                     12,329          (3,776)
------------------------------------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash and cash equivalents                                                      2,942          (3,282)
        Cash and cash equivalents, beginning of year                                                         21,888          21,612
------------------------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of period                                                           $ 24,830          18,330
------------------------------------------------------------------------------------------------------------------------------------
NONCASH ITEMS
Increase in foreclosed properties and a decrease in loans                                                  $      2               9
Issuance of common stock for acquisitions                                                                       249               3
Effect on stockholders' equity of an unrealized gain (loss) on debt and equity securities included in
    Securities available for sale                                                                               (18)           (192)
    Other assets (deferred income taxes)                                                                   $     22              43
------------------------------------------------------------------------------------------------------------------------------------